UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.           )
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MercadoLibre, Inc.

(Name of Registrant as Specified In Its Charter)

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Tronador 4890, 8th Floor
Buenos Aires, Argentina C1430DNN
April 28, 2010
Dear Stockholder:
You are cordially invited to attend the 2010 Annual Meeting of Stockholders of MercadoLibre, Inc., which will be held at 1:00 p.m. Eastern time on Thursday, June 10th, 2010 at the offices of Hunton & Williams LLP, 1111 Brickell Avenue, Suite 2500, Miami, Florida.
We are pleased to use the SEC rule that allows companies to furnish proxy materials to their stockholders primarily over the Internet. We believe that this electronic process should expedite your receipt of our proxy materials, lower the costs of our Annual Meeting, and help to conserve natural resources. On April 28, 2010, we mailed our stockholders a Notice of Internet Availability containing instructions on how to access our 2010 Proxy Statement and 2009 Annual Report and vote. The notice also included instructions on how to receive a paper copy of your Annual Meeting materials, including the proxy statement and proxy card.
Thank you, and we look forward to seeing you at the 2010 Annual Meeting of Stockholders or receiving your proxy vote. On behalf of the board of directors, I would like to express our appreciation for your continued interest in MercadoLibre.
Sincerely yours,
/s/ Marcos Galperín
Marcos Galperín
Chairman of the Board, President and Chief Executive Officer

Tronador 4890, 8th Floor
Buenos Aires, Argentina C1430DNN
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 10, 2010
To Our Stockholders:
Notice is hereby given that the 2010 Annual Meeting of Stockholders of MercadoLibre, Inc. will be held at 1:00 p.m. Eastern time on June 10, 2010, at the offices of Hunton & Williams LLP, 1111 Brickell Avenue, Suite 2500, Miami, Florida. The meeting is called for the following purposes:
1. To elect three members to the board of directors for a term of three years each;
2. To ratify the appointment of Deloitte & Co S.R.L. as our independent registered public accounting firm for the fiscal year ending December 31, 2010; and
3. To transact such other business as may properly come before the meeting.
Our board of directors has fixed the close of business on April 15, 2010 as the record date for determining the stockholders entitled to notice and to vote at the meeting. Only stockholders of record as of the close of business on April 15, 2010 are entitled to notice of and to vote at the 2010 Annual Meeting and at any adjournment or postponement thereof. We ask that as promptly as possible you vote via the Internet, by telephone or, if you requested to receive printed proxy materials, by mailing a proxy or voting instruction card.
Voting on the Internet or by telephone is fast and convenient, and your vote is immediately confirmed and tabulated. Using the Internet or telephone saves us money by reducing postage and proxy tabulation costs.

By order of the board of directors,

/s/ Jacobo Cohen Imach

Buenos Aires, Argentina	Jacobo Cohen Imach
April 28, 2010	Vice President, General Counsel and Secretary
This is an important meeting and all stockholders are invited to attend the meeting in person. Whether or not you plan to attend the meeting in person, please vote according to the instructions in this proxy statement. Stockholders who vote via Internet, telephone or by executing and returning a proxy card may nevertheless attend the meeting, revoke their proxy and vote their shares in person.

i

INTERNET AVAILABILITY OF PROXY MATERIALS
Under SEC rules, we are furnishing proxy materials to our stockholders primarily via the Internet, instead of mailing printed copies of those materials to each stockholder. On April 28, 2010, we mailed to our stockholders (other than those who previously requested electronic or paper delivery) a Notice of Internet Availability containing instructions on how to access our proxy materials, including our proxy statement and our annual report. The Notice of Internet Availability also instructs you on how to access your proxy card to vote through the Internet or by telephone.
This process is designed to expedite stockholders’ receipt of proxy materials, lower the cost of the annual meeting, and help conserve natural resources. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.
ATTENDING THE ANNUAL MEETING
Attending in Person
•	Doors open 12:30 p.m. Eastern time

•	Meeting starts at 1:00 p.m. Eastern time

•	No use of cameras

•	You do not need to attend the Annual Meeting to vote if you submitted your proxy in advance of the Annual Meeting
Listening on the Internet
•	investor.mercadolibre.com

•	Webcast starts at 1:00 p.m. Eastern time

•	Replay available until July 1, 2010
QUESTIONS

For questions
regarding:	Contact
Annual Meeting and Voting	MercadoLibre Investor Relations

Stock Ownership	BNY Mellon Shareowner Services 480 Washington Boulevard
Jersey City, New Jersey 07310-1900
Telephone: 1-888-313-1478 (U.S. investors) 201-680-6578 (Non-U.S. investors)
Web: www.bnymellon.com/shareowner/isd

MercadoLibre, Inc.
Tronador 4890, 8th Floor
Buenos Aires, Argentina C1430DNN
PROXY STATEMENT
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND
OUR 2010 ANNUAL MEETING
Q:	Why am I receiving these materials?

A:
Our board of directors is providing these proxy materials to you in connection with our board’s solicitation of proxies for use at our 2010 Annual Meeting of Stockholders, which will take place on June 10th, 2010. Stockholders are invited to attend the 2010 Annual Meeting and are requested to vote on the proposals described in this proxy statement.

Q:	What information is contained in these materials?

A:
The information included in this proxy statement relates to the proposals to be voted on at the 2010 Annual Meeting, the voting process, the compensation of our directors and our most highly paid executive officers, and certain other required information.

Q:	Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

A:
In accordance with SEC rules, we may furnish proxy materials, including this proxy statement and our 2009 Annual Report to Stockholders, which includes our audited consolidated financial statements for the year ended December 31, 2009, to our stockholders by providing access to these documents on the Internet instead of mailing printed copies. Our stockholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice of Internet Availability that was mailed to our stockholders will instruct you as to how you may access and review all of the proxy materials on the Internet. This notice also instructs you as to how you may submit your proxy on the Internet. If you would like to receive a paper or email copy of our proxy materials, including a copy of our 2009 Annual Report, you should follow the instructions in the notice for requesting these materials.

Q:	How do I get electronic access to the proxy materials?

A:	The Notice of Internet Availability will provide you with instructions regarding how to:
•	view our proxy materials for the Annual Meeting on the Internet; and
•	instruct us to send our future proxy materials to you electronically by email.
Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of printing and mailing these materials on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.
Q:	What proposals will be voted on at the 2010 Annual Meeting?

A:	There are two proposals scheduled for a vote at the 2010 Annual Meeting:
•	the election of three directors for a three-year term each; and

•	the ratification of the appointment of Deloitte & Co S.R.L. as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

Q:	What are our board’s voting recommendations?

A:	Our board recommends that you vote your shares “FOR” each of the nominees to our board and “FOR” the ratification of the appointment of our independent registered public accounting firm.

Q:	How many shares are entitled to vote?

A:
Each share of our common stock outstanding as of the close of business on April 15, 2010, the record date, is entitled to one vote at the 2010 Annual Meeting. At the close of business on April 15, 2010, 44,126,557 shares of our common stock were outstanding and entitled to vote. You may vote all of the shares owned by you as of the close of business on the record date and each share of common stock held by you on the record date represents one vote. These shares include shares that are (1) held of record directly in your name and (2) held for you as the beneficial owner through a stockbroker, bank, or other nominee.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:
Most stockholders of MercadoLibre hold their shares beneficially through a stockbroker, bank, or other nominee rather than directly in their own name. There are some distinctions between shares held of record and shares owned beneficially, specifically:

Shares held of record
If your shares are registered directly in your name with our transfer agent, BNY Mellon Shareowner Services, you are considered the stockholder of record with respect to those shares, and the Notice of Internet Availability was sent directly to you by MercadoLibre. As the stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the 2010 Annual Meeting. If you requested to receive printed proxy materials, we have enclosed or sent a proxy card for you to use. You may also vote on the Internet or by telephone, as described in the notice and below under the heading “How can I vote my shares without attending the Annual Meeting?”
Shares owned beneficially
If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and the Notice of Internet Availability was forwarded to you by your broker or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner or nominee, you have the right to direct your broker or other nominee on how to vote the shares in your account, and you are also invited to attend the 2010 Annual Meeting.
However, because you are not the stockholder of record, you may not vote these shares in person at the 2010 Annual Meeting unless you request and receive a valid proxy from your broker or other nominee. If you do not wish to vote in person or you will not be attending the Annual Meeting, you may vote by proxy. You may vote by proxy over the Internet or by telephone, as described in the notice and below under the heading “How can I vote my shares without attending the Annual Meeting?”
Q:	Can I attend the 2010 Annual Meeting?

A:
You are invited to attend the 2010 Annual Meeting if you are a stockholder of record or a beneficial owner as of April 15, 2010. If you are a stockholder of record, you must bring proof of identification such as a valid driver’s license. If you hold your shares through a stockbroker or other nominee, you will need to provide proof of ownership by bringing either a copy of the voting instruction card provided by your broker or a copy of a brokerage statement showing your share ownership as of April 15, 2010. If you do not attend the 2010 Annual Meeting, you can listen to a live webcast of the proceedings at our investor relations site at investor.mercadolibre.com.

Q:	How can I vote my shares in person at the 2010 Annual Meeting?

A:
Shares held directly in your name as the stockholder of record may be voted in person at the 2010 Annual Meeting. If you choose to vote in person, please bring proof of identification. Even if you plan to attend the 2010 Annual Meeting, we recommend that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the 2010 Annual Meeting. Shares held in street name through a brokerage account or by a bank or other nominee may be voted in person by you if you obtain a valid proxy from the record holder giving you the right to vote the shares.

Q:	How can I vote my shares without attending the 2010 Annual Meeting?

A:	Whether you hold shares directly as the stockholder of record or beneficially in street name, you may vote without attending the 2010 Annual Meeting as follows:
•
If you are a stockholder of record, you may vote by proxy. You can vote by proxy over the Internet by following the instructions provided in the Notice of Internet Availability, or, if you requested to receive printed proxy materials, you can also vote by mail or telephone pursuant to instructions provided on the proxy card.

•
If you hold shares beneficially in street name, you may also vote by proxy over the Internet by following the instructions provided in the Notice of Internet Availability, or, if you requested to receive printed proxy materials, you can also vote by telephone or mail by following the voting instruction card provided to you by your broker, bank, trustee or nominee. Under Delaware law, votes cast by Internet or telephone have the same effect as votes cast by submitting a written proxy card.

Q:	Can I change my vote or revoke my proxy?

A:
If you are the stockholder of record, you may change your proxy instructions or revoke your proxy at any time before your proxy is voted at the 2010 Annual Meeting. Proxies may be revoked by any of the following actions:

•	filing a timely written notice of revocation with our Corporate Secretary at our principal executive office (Tronador 4890, 8th Floor, Buenos Aires, Argentina, C1430DNN);
•	granting a new proxy bearing a later date (which automatically revokes the earlier proxy) using any of the methods described above (and until the applicable deadline for each method); or
•	attending the 2010 Annual Meeting and voting in person (attendance at the meeting will not, by itself, revoke a proxy).
If your shares are held through a brokerage account or by a bank or other nominee, you may change your vote by:
•	submitting new voting instructions to your broker, bank, or nominee following the instructions they provided; or
•	if you have obtained a legal proxy from your broker, bank, or nominee giving you the right to vote your shares, by attending the Annual Meeting and voting in person.
Q:	How are votes counted?

A:
In the election of directors, you may vote “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. For other items of business, you may vote “FOR”, “AGAINST,” or “ABSTAIN.” If you “ABSTAIN,” it has the same effect as a vote “AGAINST.” If you sign and return your proxy card or broker voting instruction card without giving specific voting instructions, your shares will be voted “FOR” each of proposals and at the discretion of the proxies in any other matters properly brought before the meeting. If you are a beneficial holder and do not return a voting instruction card, your broker may only vote on the ratification of the auditors.

v

Q:	Who will count the votes?

A:	A representative of Hunton & Williams LLP will tabulate the votes and act as the inspector of elections.

Q:	What is the quorum requirement for the 2010 Annual Meeting?

A:
The quorum requirement for holding the 2010 Annual Meeting and transacting business is a majority of the outstanding shares entitled to be voted. The shares may be present in person or represented by proxy at the 2010 Annual Meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.

Q:	What is the voting requirement to approve each of the proposals?

A:
In the election for directors, the three persons receiving the highest number of “FOR” votes will be elected. The proposal to ratify the appointment of the auditors requires the affirmative “FOR” vote of a majority of those shares present to be approved. If you are a beneficial owner and do not provide the stockholder of record with voting instructions, your shares may constitute broker non-votes.

Q:	What are broker non-votes and what effect do they have on the proposals?

A:
Generally, broker non-votes occur when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner and (2) the broker lacks discretionary voting power to vote those shares. A broker is entitled to vote shares held for a beneficial owner on routine matters without instructions from the beneficial owner of those shares, but is not entitled to vote shares held for a beneficial owner on any non-routine matter without instruction from the beneficial owner. The ratification of our independent registered public accounting firm is considered to be a routine matter. However, the election of directors is not considered to be routine matters and, accordingly, brokers that have not received voting instructions from their clients cannot vote on their clients’ behalf on this proposal. Accordingly, broker non-votes will decrease the number of votes cast in the election of directors. Therefore, it is very important that you provide your broker with voting instructions with respect to the election of directors in one of the manners set forth in this proxy statement.

Q:	Where can I find the voting results of the 2010 Annual Meeting?

A:	We will publish final results in a current report on Form 8-K within four business days after the 2010 Annual Meeting, which will be available on our website.

Q:	Who will bear the cost of soliciting votes for the 2010 Annual Meeting?

A:
We will pay the entire cost of preparing, assembling, printing, mailing, and distributing these proxy materials. If you choose to access the proxy materials and/or vote over the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities.

PROPOSAL ONE
ELECTION OF DIRECTORS
Our certificate of incorporation provides for our board to be divided into three classes, with each class having a three-year term. In accordance with our certificate and bylaws, the number of directors that constitutes our board of directors is fixed from time to time by a resolution duly adopted by our board. Our board has set the size of the board at eight directors. Information as to the directors currently comprising each class of directors and the current term expiration date of each class of directors is set forth in the following table:

Class	Directors Comprising Class	Current Term Expiration Date
Class I	Anton J. Levy	2011 Annual Meeting
Michael Spence
Mario Eduardo Vázquez
Class II	Martín de los Santos	2012 Annual Meeting
Nicolás Galperín
Class III	Emiliano Calemzuk	2010 Annual Meeting
Marcos Galperín
Veronica Allende Serra
A director elected to fill a vacancy (including a vacancy created by an increase in the size of our board) will serve for the remainder of the term of the class of directors in which the vacancy occurred and until his or her successor is elected and qualified, or until his or her earlier death, resignation, or removal. As discussed in greater detail below in “Information on Our Board of Directors — Director Independence and Family Relationships,” our Board has determined that six of the eight current members of our board are independent directors within the meaning of the listing standards of The NASDAQ Global Market and our corporate governance guidelines.
At the 2010 Annual Meeting, three directors will be elected to our board as Class III directors. The nominating and corporate governance committee recommended, and our board nominated, each of Emiliano Calemzuk, Marcos Galperín and Veronica Allende Serra as nominees for election as Class III members of our board at the 2010 Annual Meeting. If elected at the 2010 Annual Meeting, each of the nominees would serve until our 2013 annual meeting and until his or her successor is elected and qualified, or until his or her earlier death, resignation, or removal.
If any of the nominees is unexpectedly unavailable for election, shares represented by validly delivered proxies will be voted for the election of a substitute nominee proposed by our nominating and corporate governance committee or our board may determine to reduce the size of our board. Each person nominated for election has agreed to serve if elected.
Set forth below is biographical information for the nominees well as the key attributes, experience and skills that the board believes each nominee brings to the board.
Nominees for Election as Class III Directors
Marcos Galperín, age 38, is one of our co-founders and has served as our chairman, president and chief executive officer and one of our directors since our inception in October 1999. Prior to working with us, Mr. Galperín worked in the fixed income department of J.P. Morgan Securities Inc. in New York from June to August 1998 and at YPF S.A., an integrated oil company, in Buenos Aires, Argentina, where he was a Futures and Options Associate and managed YPF’s currency and oil derivatives program from 1994 to 1997. Mr. Galperín received an MBA from Stanford University in 1999 and graduated with honors from the Wharton School of the University of Pennsylvania in 1994.
Key Attributes, Experience and Skills:
Mr. Galperin brings leadership and extensive experience and knowledge of our company and industry to the board. As the founder and president of our company, Mr. Galperin has the most long-term and valuable hands-on knowledge of the issues, opportunities and challenges facing us and our business. In addition, Mr. Galperin brings his broad strategic vision for our company to the Board. Mr. Galperin’s service as our chairman and president and CEO provides a critical link between management and the board, enabling the board to perform its oversight function with the benefits of management’s perspectives on the business.

Emiliano Calemzuk, age 36, joined our board in August 2007. Mr. Calemzuk currently serves as President of Fox Television Studios. From 2002 to 2007, Mr. Calemzuk served as President of Fox International Channels Italy. From 2000 to 2002, Mr. Calemzuk was Vice President and Deputy Managing Director of Fox Latin American Channels and was also employed as General Manager of Fox Kids Latin America. From 1998 to 2000, Mr. Calemzuk served as Associate Director of Marketing and Promotions for Fox Latin America. Prior to that, he worked at Hero Productions, a production company. He holds a Bachelor’s Degree, cum laude, from the University of Pennsylvania, with studies at the Wharton School of Business and the Annenberg School of Communications.
Key Attributes, Experience and Skills:
Mr. Calemzuk contributes significant leadership experience in media, marketing and promotions. His service as President of Fox Television Studios provides valuable business, leadership and management experience, including expertise leading a large organization with global operations, giving him a keen understanding of the issues facing a multinational business such as MercadoLibre. Similarly, he has led the growth of international operations of Fox in both Latin America and Italy. In particular, he is a leader in alternative entertainment and technology genres, uniquely positioning him to provide thought leadership and guidance as MercadoLibre adapts to a changing technology and entertainment world. Mr. Calemzuk is a Latin American who currently works for a major corporation in the United States, bringing insights from both to our board.
Veronica Allende Serra, age 40, joined our board in September 2007. Ms. Serra is the founding partner of Pacific Advisors where she advises funds and corporations in their acquisitions and strategy. Between 1998-2001, she ran the office for Latin American Investments for International Real Returns LLC, a holding of global investments with $600 million under management with principal capital from the shareholders of Lazard Freres. Ms. Serra has already invested in over a dozen companies in the United States and Latin America. She was an advisor and investor of Patagon, an on-line brokerage and bank that was sold to Banco Santander in the year 2000. Ms. Serra is a member of the advisory board of Endeavor Brazil and of the International Advisory Board of Endeavor Global. Between 1997-1998, she was Vice President and Assistant to the CEO of Leucadia National Corporation, an investment holding company with a market cap over $10 billion based in New York, NY. Ms. Serra has an MBA from Harvard Business School and a Law degree from the University of São Paulo—USP. She also holds an Art and Advertising degree from the Escola Panamericana de Arte.
Key Attributes, Experience and Skills:
Ms. Serra provides our board with specific experience in acquisitions and other strategic transactions. She was chosen in part due to her extensive experience and leadership in global investments in both Latin America and the United States. In addition to business and finance, her law degree provides a legal perspective on our business transactions and her art and advertising degree provides a marketing mind to our business decisions. Further, her dual education in both Brazil and the United States provides insights in both of our major areas of operation and oversight. She is currently resident in Brazil, one of our most important markets. Ms. Serra’s diverse background also contributes to her effectiveness as our lead independent director, enabling her to lead in a number of different areas.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION
OF THE NOMINEES NAMED ABOVE

INFORMATION ON OUR BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Our business is managed by our employees under the direction and oversight of our board. Except for Mr. Marcos Galperín, none of the members of our board is an employee of MercadoLibre. We keep board members informed of our business through discussions with management, materials we provide to them, and their participation in board and board committee meetings.
We believe open, effective, and accountable corporate governance practices are key to our relationship with our stockholders. Our board has adopted corporate governance guidelines that, along with the charters of our board committees and our code of business conduct and ethics, provide the framework for the governance of the company. A complete copy of our corporate governance guidelines, the charters of our board committees, and our code of conduct may be found on our investor relations website at http://investor.mercadolibre.com. Information contained on our website is not part of this proxy statement. The board regularly reviews corporate governance developments and modifies these policies as warranted. Any changes in these governance documents will be reflected on the same location of our website.
Board of Directors
The following is biographical information on the remainder of our current directors as well as the key attributes, experience and skills that the board believes such current directors bring to the board.
Class I Directors
Anton J. Levy, age 35, joined our board in September 2007. Mr. Levy is a Managing Director at General Atlantic, where he has worked since 1998. Mr. Levy heads General Atlantic’s Media and Consumer sector. Mr. Levy has worked closely with many of General Atlantic’s portfolio companies and is currently serving on the board of directors of several General Atlantic portfolio companies including AKQA, Network Solutions and Webloyalty. He formerly served on the board of Dice Holdings, Inc., a NYSE listed provider of specialized career websites from August 2005 through July 2009 and on the board of Zantaz Corporation. Prior to joining General Atlantic in 1998, Mr. Levy was an investment banker with Morgan Stanley & Co. where he worked with the firm’s technology clients. Mr. Levy is involved in a number of educational and non-profit organizations including serving on the board’s of Streetwise Partners and WNYC, New York public radio. Mr. Levy received a B.S. from the University of Virginia, with degrees in Finance and Computer Science, and his M.B.A. from Columbia University Graduate School of Business, graduating from both with highest honors.
Key Attributes, Experience and Skills:
Through Mr. Levy’s career as an advisor to and investor in growth companies, and technology companies in particular, as an executive in the investment banking industry and a director of several technology companies, he has valuable business, leadership and management experience and brings important perspectives on the issues facing our industry and company. His position as managing director of one of our significant stockholders, General Atlantic, ties Mr. Levy directly to our goal of maximizing stockholder value. His work at General Atlantic uniquely positions him to impart experience to our Board from investing in businesses within our industry and with a similar growth focus. Mr. Levy’s strong financial background, including his work at Morgan Stanley & Co. prior to joining General Atlantic and his service on the boards of other companies, also provides financial expertise to the board and audit committee, including an understanding of financial statements, corporate finance, accounting and capital markets.
Mario Eduardo Vázquez, age 74, joined our board in May 2008. Mr. Vázquez serves as a member of the board of directors at several companies including Telefónica Argentina S.A., Telefónica Holding Argentina S.A. and YPF S.A. Mr. Vázquez serves as an alternate member of the board of directors of Telefónica de Chile S.A. In addition, he also serves as the president of the Audit Committee of YPF S.A. Mr. Vázquez served as the Chief Executive Officer of Grupo Telefónica in Argentina from June 2003 to November 2006, and served as a member of the board of directors of Telefónica S.A. Spain from November 2000 to November 2006. Since November 2006, Mr. Vázquez has pursued personal interests in addition to his service as a director. Mr. Vázquez spent 23 years as a partner and general director of Arthur Andersen for Argentina, Chile, Uruguay and Paraguay (Pistrelli, Diaz y Asociados and Andersen Consulting — Accenture) where he served for a total of 33 years until his retirement in 1993. Mr. Vázquez previously taught as a professor of Auditing at the Economics School of the University of Buenos Aires. Mr. Vázquez received a degree in accounting from the University of Buenos Aires.

Key Attributes, Experience and Skills:
Mr. Vazquez was chosen to join our board specifically to serve our audit committee as its audit committee financial expert. We targeted a director with financial and auditing experience specific to Latin American businesses. Mr. Vazquez worked in auditing for Arthur Andersen for 33 years total, including 23 years as a partner and general director, in many of our markets, including Argentina, Chile, Uruguay and Paraguay. He also brings an academic perspective to the position from his time as a professor of Auditing at the Economics School of the University of Buenos Aires. Finally, Mr. Vazquez has employed these skills as a board member of several other technology and other companies, thus has important experience serving as a director and audit committee member.
Michael Spence, age 66, joined our board in 1999. Mr. Spence is Professor Emeritus of Management in the Graduate School of Business at Stanford University, a partner at Oak Hill Capital Partners, a private equity firm, and a Senior Fellow of the Hoover Institution at Stanford. He served as dean of the Stanford Business School from 1990 to 1999. Dr. Spence was awarded the John Kenneth Galbraith Prize for excellence in teaching and the John Bates Clark medal for a “significant contribution to economic thought and knowledge.” In 2001, Dr. Spence received the Nobel Prize in Economic Sciences. Dr. Spence earned his undergraduate degree in philosophy at Princeton summa cum laude and was selected for a Rhodes Scholarship. He was awarded a B.S.-M.A. from Oxford and earned his Ph.D. in economics at Harvard. He taught at Stanford as an Associate Professor of Economics from 1973 to 1975. From 1975 to 1990, he served as professor of Economics and Business Administration at Harvard, holding a joint appointment in the Business School and the Faculty of Arts and Sciences. In 1983, he was named chairman of the Economics Department and George Gund Professor of Economics and Business Administration. From 1984 to 1990, Dr. Spence served as the Dean of the Faculty of Arts and Sciences at Harvard, overseeing Harvard College, the Graduate School of Arts and Sciences, and the Division of Continuing Education. Since April 2005, Dr. Spence has served on the Board of Genpact Ltd., a NYSE listed company that focuses on managing business processes, and previously served on the board of General Mills, Inc., a food products company, from 1992 to September 2008. Mr. Spence also serves on the board of a number of private companies. In the past he has served on the boards of Bank of America, Nike Inc., a sporting apparel company, Siebel Systems, Inc., a software company, Exult Inc, a human resources company, Torstar Corporation, a publishing company, and Sun Microsystems, Inc., an information technology company.
Key Attributes, Experience and Skills:
Dr. Spence has strong leadership skills, having served as Dean of the Stanford Business School for nine years. Dr. Spence brings extensive experience in finance, developing country growth and management education. Further, he brings an academic perspective on the economy, business processes and developing markets, which enhances our Board’s ability to analyze macroeconomic trends that may impact our business. He is a frequent speaker on and leader of global economic policy. Dr. Spence’s service on the boards of major corporations, including General Mills, Bank of America, Nike and Sun Microsystems brings the board insights and best practices of admired public companies.
Class II Directors
Martín de los Santos, 40, joined our board in January 2008. Mr. de los Santos is a Director of Business Development at Corporacion IMPSA (Pescarmona Group of Companies) where he has served in that position since 2003 and is responsible for merger and acquisition transactions as well as structured finance transactions. From 1993 to 1995, Mr. de los Santos worked at Goldman Sachs in the Investment Banking Division in New York where he assisted with equity, debt and merger and acquisition transactions for clients in Latin America and Europe. From 1995 to 1997, he worked at McKinsey and Co. where he advised clients in telecom, media, banking, and oil & gas industries, in Argentina, Brazil and Spain. After receiving his MBA from Stanford, he returned to McKinsey and Co. as an Associate where he advised telecom and media clients in Brazil and Spain. In 1999, he co-founded LID Group, a Venture Capital Firm that invested in small technology companies in Argentina and Brazil. Mr. de los Santos holds an MBA from Stanford University and a Bachelor of Science in Business Administration from the University of North Carolina at Chapel Hill.
Key Attributes, Experience and Skills:
Mr. de los Santos provides our board with a broad range of corporate finance, mergers and acquisitions, capital markets and specific industry expertise in Latin America, Europe and the United States. His experience as a consultant at McKinsey & Co. contributes significantly to his role as our compensation committee chairman in working with our compensation consultants and developing effective compensation policies, strategies and structures. Similarly, his vast mergers and acquisitions experience as the director of business development at Corporacion IMPSA and formerly at both Goldman Sachs and McKinsey make him a valuable member of our mergers and acquisitions committee. His investment banking and other finance experience lends him a financial sophistication required of our audit committee members.

Nicolás Galperín, 40, joined our board in 1999. Mr. Galperín worked at Morgan Stanley & Co. Incorporated, an investment bank, from 1993 until 2006, as a Managing Director and head of trading and risk management for the London emerging markets trading desk, as well as a trader of high-yield bonds, emerging market bonds and derivatives in New York and London. Mr. Galperín is now the principal of Onslow Capital Management Limited, an investment management company based in London, where he started working in 2006. Mr. Galperín graduated with honors from the Wharton School of the University of Pennsylvania in 1994. Mr. Galperín is the brother of Marcos Galperín, our chairman, president and chief executive officer.
Key Attributes, Experience and Skills:
Mr. Galperin’s career in investment banking and investment management, including serving in various leadership roles at Morgan Stanley and Onslow Capital Management, provide valuable business experience and critical insights on the roles of finance and strategic transactions in our business. His particular focus on emerging capital markets and his leadership in risk management contribute key skills to our board. Based in London, Mr. Galperin brings both experience of Latin American and European businesses. In addition to this global business point of view, Mr. Galperin’s extensive experience in banking and investments includes an understanding of financial statements, corporate finance, accounting and capital markets.
Director Independence and Family Relationships
NASDAQ rules require listed companies to have a board of directors with at least a majority of independent directors. Under NASDAQ’s rules, in order for a director to be deemed independent, our board must determine that the individual does not have a relationship that would interfere with the director’s exercise of independent judgment in carrying out his or her responsibilities. As part of our corporate governance guidelines, our board has adopted guidelines setting forth categories of relationships that it has deemed material for purposes of making a determination regarding a director’s independence. On an annual basis, each member of our board is required to complete a questionnaire designed to provide information to assist our board in determining whether the director is independent under NASDAQ rules and our corporate governance guidelines. Our board has determined that each of Messrs. Calemzuk, de los Santos, Levy, Spence and Vázquez and Ms. Serra, is independent under the listing standards of The NASDAQ Global Market and our corporate governance guidelines. Our governance guidelines require any director who has previously been determined to be independent to inform the chairman of our board and our corporate secretary of any change in circumstance that may cause his or her status as an independent director to change.
Other than Marcos Galperín and Nicolás Galperín, who are brothers, there are no family relationships among our officers and directors, nor are there any arrangements or understandings between any of our directors or officers or any other person pursuant to which any officer or director was or is to be selected as an officer or director.
Board Leadership Structure
We do not have a fixed policy with respect to the separation of the offices of the chairman of the board and chief executive officer and believe that any determination in this regard is part of the CEO succession planning process. The board understands that there is no single, generally accepted approach to providing board leadership and, in light of the competitive and dynamic environment in which we operate, the appropriate board leadership structure may vary from time to time as circumstances warrant.
Mr. Galperín currently serves as both our chairman and our president and chief executive officer. Our board believes service in these dual roles is in the best interests of the company and our shareholders. Mr. Galperín co-founded the company, has served as chief executive officer since our inception and is the only member of management on the board. The board is confident that he possesses the most thorough knowledge of the issues, opportunities and challenges facing us and our business and, accordingly, is the person best positioned to develop agendas that ensure that the board’s time and attention are focused on the most critical matters. His combined role enables decisive leadership, ensures clear accountability, and enhances our ability to communicate our message and strategy clearly and consistently to our shareholders, employees and users.
Because the board also believes that strong, independent board leadership is a critical aspect of effective corporate governance, the board has established the position of lead independent director. The lead independent director is an independent director elected annually by the board. Ms. Serra currently serves as the lead independent director. As lead independent director, she chairs and can call formal closed sessions of the outside directors, leads board meetings in the absence of the chairman, and leads the annual board self-assessment process. In addition, the lead independent director, together with the chair of the corporate governance and nominating committee, conducts interviews to confirm the continued qualification and willingness to serve of each director whose term is expiring at an annual meeting prior to the time at which directors are nominated for re-election.

Our board will continually evaluate the current leadership structure of the board with the goal of maximizing its effectiveness.
Risk Oversight
Our board of directors provides various forms of risk oversight. As part of this process, the board seeks to identify, prioritize, source, manage and monitor our critical risks. To this end, our board periodically, and at least annually, reviews the material risks faced by us, our risk management processes and systems and the adequacy of our policies and procedures designed to respond to and mitigate these risks.
The board has generally retained the primary risk oversight function and has an active role, as an entirety and also at the committee level, in overseeing management of our material risks. The board regularly reviews information regarding our operations, strategic plans and liquidity, as well as the risks associated with each. The audit committee oversees management of financial and internal control risks as well as the risks associated with related party transactions. Our director of internal audit reports directly to the audit committee. The compensation committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. The nominating and corporate governance committee oversees the management of risks associated with the composition and independence of our board and oversees our corporate governance policies and procedures related to risk management, including our whisteblower procedures, insider trading policy and corporate governance guidelines. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire board of directors is regularly informed through committee reports about such risks.
Stockholder Communications with our Board
Stockholders may communicate with our board or individual directors, including the lead independent director, c/o Corporate Secretary, Tronador 4890, 8th Floor, Buenos Aires, Argentina, C1430DNN. The nominating and corporate governance committee has delegated responsibility for initial review of stockholder communications to our Vice President of Investor Relations. In accordance with the committee’s instructions, our Vice President of Investor Relations will summarize all correspondence and make it available to each member of our board. In addition, the Vice President of Investor Relations will forward copies of all stockholder correspondence to each member of the nominating and corporate governance committee, except for communications that are (a) advertisements or promotional communications, (b) solely related to complaints by users with respect to ordinary course of business customer service and satisfaction issues, or (c) clearly unrelated to our business, industry, management, or board or committee matters.
Attendance at Annual Meetings
We do not have a policy regarding director attendance at the 2010 Annual Meeting. No members of our Board of directors were able to attend our 2009 Annual Meeting in person.
Formal Closed Sessions
At the conclusion of each regularly scheduled board meeting, the outside directors have the opportunity to meet without our management or the other directors. The lead independent director leads these discussions.
Board Compensation
Board compensation is determined by the compensation committee. Only the directors who our board determines to be outside directors receive compensation for their service. Board compensation for our outside directors has historically consisted of both cash and equity compensation. Director compensation is reviewed from time to time by the compensation committee. Current board compensation is described under the heading “Compensation of Directors” below.
Outside Advisors
The board and each of its committees may retain outside advisors and consultants of their choosing at our expense. The board need not obtain management’s consent to retain outside advisors.

Conflicts of Interest
We expect our directors, executives, and employees to conduct themselves with the highest degree of integrity, ethics, and honesty. MercadoLibre’s credibility and reputation depend upon the good judgment, ethical standards and personal integrity of each director, executive, and employee. In order to better protect MercadoLibre and its stockholders, we periodically review our code of business conduct and ethics to ensure that it provides clear guidance to our employees and directors.
Transparency
We believe it is important that our stockholders understand our governance practices. In order to help ensure the transparency of our practices, we have posted information regarding our corporate governance procedures on our website at investor.mercadolibre.com.
Board Effectiveness and Director Performance Reviews
It is important to us that our board and its committees are performing effectively and in the best interest of the company and its stockholders. The board and each committee performs an annual self-assessment to evaluate its effectiveness in fulfilling its obligations. As part of this annual self-assessment, directors are able to provide feedback on the performance of other directors. Our lead independent director follows up on this feedback and takes such further action with directors receiving comments and other directors as she deems appropriate.
Succession Planning
The board recognizes the importance of effective executive leadership to MercadoLibre’s success, and meets to discuss executive succession planning at least annually. As part of this process, our board reviews the capabilities of the company’s senior leadership as set out in written succession planning documents and identifies and discusses potential successors for members of the company’s executive staff, including the chief executive officer. Our nominating and corporate governance committee leads the succession planning process for our CEO and other senior officers and performs a similar analysis with respect to the rest of our board.
Auditor Independence
We have taken a number of steps to ensure the continued independence of our independent registered public accounting firm. Our independent registered public accounting firm reports directly to the audit committee, and we limit the use of our auditors for non-audit services. The fees for services provided by our auditors in 2008 and 2009 and our policy on pre-approval of non-audit services are described under the section below entitled “Proposal Two — Ratification of Independent Registered Public Accounting Firm.”
Corporate Hotline
We have established a corporate telephone hotline and Internet site to allow any employee to confidentially and anonymously lodge a complaint about any accounting, internal control, auditing, or other matter of concern.
Board Committees
Board committees help our board perform effectively and efficiently, but do not replace the oversight of our board as a whole. There are currently three principal standing board committees: the audit committee, the compensation committee and the nominating and corporate governance committee. Each committee meets regularly and has a written charter that has been approved by our board, which is available on our investor relations website at http://investor.mercadolibre.com. In addition, at each regularly scheduled board meeting, a member of each committee reports on any significant matters addressed by the committee. Each committee performs an annual self-assessment to evaluate its effectiveness in fulfilling its obligations.

The following table describes the current members of each of the board committees:

Nominating &
	Audit	Compensation	Corporate Governance
Emiliano Calemzuk*		✓	Chair
Martín de los Santos*	✓	Chair
Marcos Galperín
Nicolás Galperín
Anton J. Levy*	✓
Veronica Allende Serra*		✓
Michael Spence*			✓
Mario Vázquez*	Chair		✓

*	Independent Directors
Audit Committee
The board has established an audit committee, which consists of Messrs. Vázquez (Chairman), de los Santos and Levy. Our board has determined that each of the directors serving on our audit committee is independent within the meaning of the rules of the SEC and the NASDAQ rules. The audit committee is responsible for:
•
reviewing the performance of our independent registered public accounting firm and making recommendations to our board regarding the appointment or termination of our independent registered public accounting firm;

•	considering and approving, in advance, all audit and non-audit services to be performed by our independent registered public accounting firm;
•
overseeing management’s establishment and maintenance of our accounting and financial reporting processes, including our internal controls and disclosure controls and procedures, and the audits of our financial statements;

•
establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal control or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

•	investigating any matter brought to its attention within the scope of its duties and engaging independent counsel and other advisers as the audit committee deems necessary;
•	determining compensation of the independent registered public accounting firm, compensation of advisors hired by the audit committee and ordinary administrative expenses;
•	reviewing annual and quarterly financial statements prior to their release;
•	reviewing and assessing the adequacy of the committee’s formal written charter on an annual basis; and
•	handling such other matters that are specifically delegated to the audit committee by our board from time to time.
The audit committee met seven times during the fiscal year ended December 31, 2009 and took one action by unanimous written consent. Our board has determined that Mr. Vázquez is an “audit committee financial expert,” as defined by SEC rules.
For more information, please see “Audit Committee Report” beginning on page 30.
Compensation Committee
The board has established a compensation committee, which consists of Messrs. de los Santos (Chairman) and Calemzuk and Ms. Serra. Our board has determined that each of the directors serving on our compensation committee is independent within the meaning of the NASDAQ rules. The compensation committee is responsible for:
•	recommending to our board for determination, the compensation and benefits of all of our executive officers and key employees;
•	monitoring and reviewing our compensation and benefit plans to ensure that they meet corporate objectives;

•	administering our stock plans and other incentive compensation plans and preparing recommendations and periodic reports to our board concerning these matters; and
•	such other matters that are specifically delegated to the compensation committee by our board from time to time.
The compensation committee met three times during the fiscal year ended December 31, 2009 and took one action by unanimous written consent.
Nominating and Corporate Governance Committee
The board has established a nominating and corporate governance committee, which consists of Messrs. Calemzuk (Chairman), Spence and Vázquez. Our board has determined that each of the directors serving on our nominating and corporate governance committee is independent within the meaning of the NASDAQ rules. The nominating and corporate governance committee is responsible for:
•	recommending to our board for selection, nominees for election to our board;
•	making recommendations to our board regarding the size and composition of the board, committee structure and makeup and retirement procedures affecting board members;
•	monitoring our performance in meeting our obligations of fairness in internal and external matters and our principles of corporate governance; and
•	such other matters that are specifically delegated to the nominating and corporate governance committee by our board from time to time.
The board has adopted a written charter for our nominating and corporate governance committee, which is posted on our website. That charter and our corporate governance guidelines set forth our goal of recommending board members with a diversity of backgrounds and expertise, as determined by the committee.
The nominating and corporate governance committee met four times and during the fiscal year ended December 31, 2009.
Other Committees
From time to time, our board may establish other committees as circumstances warrant. Those committees will have the authority and responsibility as delegated to them by our board.
Code of Business Conduct and Ethics
The board has adopted a code of business conduct and ethics that applies to our officers, directors and employees. Among other matters, our code of conduct is designed to deter wrongdoing and to promote:
•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
•	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;
•	compliance with applicable governmental laws, rules and regulations;
•	prompt internal reporting of violations of the code to appropriate persons identified in the code; and
•	accountability for adherence to the code.
Only our audit committee must approve any waiver of the code of conduct for our executive officers or directors, and any waiver shall be promptly disclosed. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K relating to amendments to or waivers from any provision of the code of conduct applicable to our chief executive officer and chief financial officer by posting the required information on our website at investor.mercadolibre.com.

Director Nominations
Nominating and Corporate Governance Committee. The nominating and corporate governance committee of our board performs the functions of a nominating committee. The nominating and corporate governance committee’s charter describes the committee’s responsibilities, including identifying, reviewing, evaluating and recommending director candidates for nomination by our board. Our corporate governance guidelines also contain information concerning the responsibilities of the nominating and corporate governance committee with respect to identifying and evaluating director candidates. Both documents are published on the Company’s website at http://investor.mercadolibre.com.
Director Candidate Recommendations and Nominations by Stockholders. The nominating and corporate governance committee’s charter provides that the committee will consider recommendations of candidates our board by stockholders. Stockholders should submit any such recommendations for the consideration of our nominating and corporate governance committee through the method described under “Stockholder Communications” above. In addition, any stockholder of record entitled to vote for the election of directors may nominate persons for election to our board if that stockholder complies with the notice procedures summarized in “Stockholder Proposals for Our 2010 Annual Meeting”, which is found on page 35 of this proxy statement.
Process for Identifying and Evaluating Director Candidates. The nominating and corporate governance committee evaluates all director candidates in accordance with the criteria described in our corporate governance guidelines and the nominating and corporate governance committee charter. The committee evaluates any candidate’s qualifications to serve as a member of our board based on the skills and characteristics of individual board members as well as the composition of our board as a whole. In addition, the nominating and corporate governance committee will evaluate a candidate’s independence, skills, experience, reputation, integrity, potential for conflicts of interest and other appropriate qualities in the context of our board’s needs.
Directors Attendance at Meetings of our Board of Directors and Board Committees
Our board held five meetings and took two actions by written consent during the fiscal year ended December 31, 2009. All incumbent directors, except Mr. Nicolas Galperín and Ms. Serra, attended 75% or more of the aggregate of all meetings of the board of directors and the board committees on which he or she served during 2009.
DIRECTOR COMPENSATION
On September 17, 2007, our board, upon the recommendation of the compensation committee of our board, adopted a compensation plan for outside directors, as defined by our board. Our board of director’s current outside directors are Mr. Calemzuk, Ms. Serra, Mr. de los Santos, Mr. Spence and Mr. Vázquez. Under the terms of the plan, the outside directors receive an annual cash retainer fee of $30,000 which is paid out in the second quarter of each year. On August 8, 2008, our board approved additional cash compensation for our directors who serve as a committee chair or as lead independent director. Under the terms of the plan, effective August 8, 2008, the chairs of our audit committee, compensation committee and nominating and corporate governance committee and our lead independent director are entitled to receive annual cash compensation in addition to existing director compensation in the amount of $15,000, $12,000, $5,000 and $10,000, respectively.
Under the director compensation plan adopted in September 2007, each outside director was also entitled to receive grants of restricted common stock (“Restricted Shares”) for each year of service through 2010. Each grant of Restricted Shares vests in full twelve months following the grant date. On September 17, 2007, we awarded each of Mr. Calemzuk and Ms. Serra 1,000 Restricted Shares for their original grants. On January 24, 2008, we awarded Mr. de los Santos 600 Restricted Shares for his original grant. On June 9, 2008, we awarded each of Messrs. Spence and Mr. Vázquez 674 Restricted Shares for their original grants. Beginning in 2009, Restricted Shares issuable to the directors during the relevant year were issued on the date of our annual stockholder’s meeting. As a result of moving the grant dates, other than the initial grants to Messrs. Spence and Mr. Vázquez, we did not issue any Restricted Shares to any of the outside directors in 2008.

Each director received a grant of Restricted Shares in 2009 following the 2009 Annual Stockholders Meeting having a value equal to the sum of (i) $40,000, representing payment for services to be provided between June 2009 and June 2010, and (ii) the product of $30,000 and the percentage of the year elapsed since the first anniversary of the subject director’s receipt of his or her initial Restricted Share grant, representing the partial year of service. Shares were valued at the closing sale price of our common stock on the day preceding the 2009 Annual Meeting. All Restricted Shares were granted pursuant to our Amended and Restated 1999 Stock Option and Restricted Stock Plan or our 2009 Equity Compensation Plan. We do not expect to make any further grants of Restricted Shares pursuant to the director compensation plan adopted in 2007.
The compensation committee periodically considers our director compensation policy with a primary objective of matching compensation levels to the relative demands associated with serving on our board and its various committees.
We do not pay additional compensation to directors who have not been classified as outside directors, but do reimburse these directors for expenses incurred in attending meeting of our board and its committees. Currently, one of our non-outside directors, Marcos Galperín, is also an employee of the Company and receives compensation for his services as an employee. For a detailed discussion regarding Mr. Galperín’s compensation package, see “Executive Compensation.”
The following table presents information relating to total compensation of our directors, other than Marcos Galperín, for the fiscal year ended December 31, 2009.

	Fees Earned or
Name (1)	Paid in Cash (2)	Stock Awards (3)	Total
Emiliano Calemzuk	$35,000	$61,757	$96,757
Martín de los Santos	$42,000	$51,178	$93,178
Nicolás Galperín	—	—	—
Anton J. Levy	—	—	—
Veronica Allende Serra	$40,000	$61,757	$101,757
Michael Spence	$30,000	$40,247	$70,247
Mario Eduardo Vázquez	$45,000	$40,247	$85,247

(1)
Marcos Galperín is not included in this table since he is an employee and receives no additional compensation for his services as a director. The compensation received by Mr. Galperín as an employee is described in the Summary Compensation Table that appears later in this Proxy Statement.

(2)
The amounts in this column represent the fees accrued in our audited financial statements for the year ended December 31, 2009. Please refer to Note 12 to our audited financial statements for the year ended December 31, 2009, included in the our Annual Report on Form 10-K filed with the SEC on February 26, 2010

(3)	The amounts in this column reflect the grant date fair value of Restricted Shares issued in 2009.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Under federal securities laws, our executive officers, directors and any persons beneficially owning more than ten percent (10%) of a registered class of our equity securities are required to report their ownership and any changes in that ownership to the SEC and to The NASDAQ Global Market. These persons are also required by SEC rules and regulations to furnish us with copies of these reports. Precise due dates for these reports have been established, and we are required to report in this proxy statement any failure to timely file these reports by those due dates by these persons during 2009.
Based on our review of the reports and amendments to those reports furnished to us or written representations from these persons that these reports were not required from those persons, we believe that all of these filing requirements were satisfied by these persons during 2009 except for the following:

Reporting Person	Form Type	Due Date	File Date
Stelleo Tolda	4	July 3, 2009	August 12, 2009
EXECUTIVE OFFICERS
Our executive officers serve at the discretion of our board, and serve until their successors are elected and qualified or until his or her earlier death, resignation or removal. The following table contains information regarding our executive officers as of April 1, 2010.

Name	Age	Position
Marcos Galperín	38	Chairman of the Board, President and Chief Executive Officer
Hernán Kazah	39	Executive Vice President and Chief Financial Officer
Stelleo Tolda	42	Executive Vice President and Chief Operating Officer
Osvaldo Gimenez	39	Senior Vice President - Payments
Marcelo Melamud	39	Vice President and Chief Accounting Officer
For biographical information on Mr. Galperín, please see the biographical description provided above under the caption “Proposal 1: Election of Directors.”
Hernán Kazah, one of our co-founders, has served as our chief financial officer since April 1, 2009. Prior to his appointment as chief financial officer, Mr. Kazah served as our chief operating officer since our formation in 1999, successfully leading the expansion and consolidation of the company throughout Latin America, and actively participating in both of the company’s private financing rounds as well as its initial public offering. Before joining MercadoLibre, Mr. Kazah worked at Procter & Gamble Co., in Argentina, Paraguay and Uruguay from 1994 to 1997, and at the United Nations Development Program prior to that. Mr. Kazah received an MBA from Stanford University in 1999 and graduated magna cum laude from the University of Buenos Aires with a Bachelor’s Degree in Economics.
Stelleo Tolda has served as our chief operating officer since April 1, 2009. Prior to his appointment as chief operating officer, Mr. Tolda served as a senior vice president and as our country manager of Brazil since 1999. In that role he guided MercadoLibre to its current position as the leading e-commerce marketplace in Brazil. Before joining MercadoLibre, Mr. Tolda worked at Lehman Brothers Inc. in the United States, in 1999, and at Banco Pactual and Banco Icatu in Brazil, from 1996 to 1997 and 1994 to 1996, respectively. He holds an MBA from Stanford University, and a Master’s Degree and Bachelor’s Degree in Mechanical Engineering, also from Stanford.
Osvaldo Gimenez is a senior vice president and has been responsible for MercadoPago operations since February 2004. Mr. Giménez joined MercadoLibre in 1999 as country manager of Argentina and Chile. Before joining us, Mr. Giménez was an associate in Booz Allen and Hamilton and worked for Santander Investments in New York, New York. Mr. Giménez received an MBA from Stanford University in 1998 and graduated from Buenos Aires Technological Institute with a Bachelor’s degree in Industrial Engineering.
Marcelo Melamud is a vice president and has served as our chief accounting officer since August 15, 2008. Prior to this appointment, Mr. Melamud served as the Company’s vice president - administration and control since April 2008. From July 2004 through March 2008, he served as the director of finance of MDM Hotel Group, a developer, owner and operator of Marriott branded hotels in Miami, Florida. From July 1998 through July 2004, Mr. Melamud worked in various finance roles for Fidelity Investments, a provider of investment products and services. During his work at Fidelity Investments, Mr. Melamud served as the director of finance of the World Trade Center Boston/Seaport Hotel and he also served as the director of finance of MetroRed Telecom Group Ltd., a fiber-optic telecommunication provider of data, value added, and hosting services within Latin America. Mr. Melamud received his MBA from the Olin Graduate School of Business at Babson College and is a Certified Public Accountant in Argentina.

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK
The following tables set forth information, as of April 15, 2010, regarding the beneficial ownership of our common stock. This information is based solely on SEC filings made by the individuals and entities by that date.
•	each person that is a beneficial owner of more than 5% of our outstanding equity securities;
•	each of our named executive officers;
•	each of our directors; and
•	all directors and executive officers as a group.
Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power over securities. Except as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares shown as beneficially owned by the stockholder. Percentage of beneficial ownership is based on 44,126,557 shares of our equity securities outstanding as of April 15, 2010. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of the date of this proxy statement are considered outstanding and beneficially owned by the person holding the options for the purposes of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless indicated otherwise in the footnotes, the address of each individual listed in the table is c/o MercadoLibre, Inc., Tronador 4890, 8th Floor, Buenos Aires, Argentina.

	Total Common Stock
Name and address of Beneficial Owner	Number	Percentage
Five percent stockholders:
eBay Inc	8,126,062	18.4%
2145 Hamilton Avenue San Jose, California
Marcos Galperín	5,293,658	12.0%
Tiger Global Management, LLC (1)	3,366,343	7.6%
101 Park Avenue, 48th Floor New York, New York 10178
General Atlantic LLC (2)	2,836,140	6.4%
3 Pickwick Plaza Greenwich, Connecticut
Directors and executive officers:
Marcos Galperín	5,293,658	12.0%
Hernán Kazah (3)	142,299	*
Osvaldo Gimenez (4)	35,612	*
Stelleo Tolda (5)	115,512	*
Marcelo Melamud	—	*
Emiliano Calemzuk (6)	3,579	*
Martín de los Santos (7)	2,737	*
Nicolás Galperín	—	*
Anton J. Levy (2)	2,836,140	6.4%
Veronica Allende Serra (6)	3,579	*
Michael Spence (8)	52,354	*
Mario Vázquez (8)	2,354	*
All directors and executive officers as a group (12 persons)	8,487,824	19.2%

*	Indicates less than 1% ownership

(1)
According to the Schedule 13G filed on August 17, 2007, as amended by Amendment No. 1 on Schedule 13G/A filed on February 12, 2008, Amendment No. 2 on Schedule 13G/A filed on February 12, 2009 and Amendment No. 3 on Schedule 13G/A filed on February 12, 2010 by Tiger Global Management, LLC (“Tiger Management”), such reporting person may be deemed to have sole dispositive and voting power with respect to such shares, of which 1,259,030 are directly owned by Tiger Global Private Investment Partners IV, L.P. (“Tiger PIP IV”), 1,186,306 are directly owned by Tiger Global, L.P. (“Tiger Global”), 43,611 are directly owned by Tiger Global II, L.P. (“Tiger Global II”) and 877,396 are directly owned by Tiger Global Master Fund, L.P. (“TGMF”). Tiger Management is the investment manager of each of Tiger PIP IV, Tiger Global, Tiger Global II and TGMF and may be deemed to have sole voting power with respect to such shares. Tiger Global Performance, LLC (“Tiger Global Performance”) is the general partner of each of Tiger Global, Tiger Global II and TGMF and may be deemed to have sole voting power with respect to such shares directly owned by such entities. Tiger Global PIP Performance IV, L.P. (“Tiger Performance IV”) is the general partner of Tiger PIP IV and may be deemed to have sole voting power with respect to such shares directly owned by such entity. Tiger Global PIP Management IV, Ltd. (“Tiger Management IV”) is the general partner of Tiger Performance IV and may be deemed to have sole voting power with respect to such shares directly owned by Tiger PIP IV. Charles P. Coleman III is the managing member of each of Tiger Management and Tiger Global Performance and the director of Tiger Management IV and may be deemed to have sole voting power with respect to such shares.

(2)
Includes 2,616,381 shares owned by General Atlantic Partners 84, L.P. (“GAP 84”), 33,901 shares owned by GapStar, LLC (“GapStar”), 146,114 shares owned by GAP Coinvestments III, LLC (“GAPCO III”), 30,681 shares owned by GAP Coinvestments IV, LLC (“GAPCO IV”), 2,825 shares owned by GAP Coinvestments CDA, L.P. (“CDA”) and 6,238 shares owned by GAPCO GmbH & Co. KG (“KG”). General Atlantic LLC (“General Atlantic”) is the general partner of CDA and GenPar, L.P. (“GenPar”). GenPar is the general partner of GAP 84. The managing members of GAPCO III and GAPCO IV are Managing Directors of General Atlantic. The officers of GapStar are certain Managing Directors of General Atlantic. GAPCO Management GmbH (“GmbH Management”) is the general partner of KG. The Managing Directors of General Atlantic make voting and investment decisions with respect to the securities held by KG and GmbH Management. Mr. Anton Levy is a Managing Director of General Atlantic and a Managing Member of GAPCO III and GAPCO IV. Mr. Levy disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.

(3)	Includes 136,300 shares held by the Hernán Kazah Family Trust, of which Hernán Kazah is the sole beneficiary.

(4)
Includes (i) 20,687 shares held by the Osvaldo Gimenez Family Trust, of which Osvaldo Gimenez is the sole beneficiary and (ii) presently exercisable options to purchase 5,313 shares of our common stock and an exercise price of $1.50 per share.

(5)	Includes 110,157 shares held by Tool, Ltd., of which Stelleo Tolda owns all of the outstanding equity.

(6)	Includes 2,579 restricted shares of common stock scheduled to vest on June 11, 2010.

(7)	Includes 2,137 shares of common stock scheduled to vest on June 11, 2010.

(8)	Includes 1,680 restricted shares of common stock scheduled to vest on June 11, 2010.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
The primary goals of our compensation committee with respect to executive compensation are to attract and retain the most talented and dedicated executive officers possible and to align executive officers’ incentives with stockholder value creation.
Role of the compensation committee of the board of directors in compensation decisions
Our compensation committee reviews and sets all compensation programs (including equity compensation) applicable to our executive officers and directors, our overall compensation strategy for all employees, and the specific compensation of our executive officers on an annual basis. In the course of this review, the committee considers our current compensation programs and whether to modify them or introduce new programs or elements of compensation in order to better meet our overall compensation objectives. The compensation committee has the authority to select, retain and terminate special counsel and other experts (including compensation consultants), as the committee deems appropriate. As discussed below, in 2008, the committee retained Mercer, an international compensation consulting firm, which reports directly to the committee. The committee again retained Mercer in late 2009 to assist the committee in developing recommendations for 2010 compensation.
Role of executive officers and consultants in compensation decisions
While the compensation committee determines our overall compensation philosophy and sets the compensation of our executive officers, it looks to the officers identified below and the compensation consultants retained by the committee to work within the compensation philosophy to make recommendations to the committee with respect to both overall guidelines and specific compensation decisions. Each of our CEO and our Director of Human Resources also provide the Board and the compensation committee with his perspective on the performance of our executive officers as part of the annual personnel review and succession planning discussions as well as a self-assessment of his own performance. The committee establishes compensation levels for our CEO in consultation with the compensation consultants it retains, if any, and our CEO is not present during any of these discussions. Each of our CEO and our Director of Human Resources recommends to the committee specific salary amounts for executive officers other than himself and provides recommendations on other compensation programs, and the committee considers those recommendations before marking final compensation decisions. Our Director of Human Resources works closely with the chairman of our compensation committee and attends some of the compensation committee’s meetings to provide perspectives on the competitive landscape and the needs of the business, information regarding our performance, and technical advice. Further, our Director of Human Resources prepares materials for compensation committee meetings at the direction of the committee. As discussed above, in 2008, the committee retained Mercer to provide advice, opinions, and resources to help develop and execute our overall compensation strategy. As part of its engagement, the compensation committee directed the compensation consultants to work with our Director of Human Resources and other members of management to obtain information necessary for them to form their recommendations and evaluate management’s recommendations. The compensation consultants also meet with the committee during the committee’s regular meetings and in executive session, where no members of management other than our Director of Human Resources were present, and with individual members of the committee outside of the regular meetings. As part of its engagement in 2008, Mercer evaluated proposed equity and cash compensation guidelines for executive officers and senior management. Mercer was also heavily involved in our establishment of the long-term retention bonus plan in 2008. As part of its engagement in late 2009, Mercer is preparing a review of and recommendations for 2010 compensation of our executive officers and directors.
Competitive considerations
To set total compensation guidelines, the compensation committee reviews market data of companies with which the compensation committee believes MercadoLibre competes for executive talent. To facilitate making external compensation comparisons, in 2008, Mercer provided the compensation committee with competitive market data by analyzing proprietary third-party surveys and publicly-disclosed documents of companies in specified peer groups. The 2008 market data was used in determining compensation for both 2008 and 2009. The committee members also provide both anecdotal and specific information based on personal experience and industry contacts, particularly with respect to Latin America. The committee believes that it is necessary to consider this market data in making compensation decisions in order to attract and retain top-notch executive talent.

In 2008, the committee reviewed data from two peer groups, which consisted of the following technology companies and consumer products companies, which groups were based upon recommendations of Mercer:

Technology Peers	Consumer Products Peers
Dell	Cadbury Adams
Hewlett Packard	Danone
IBM	Kellogg
Microsoft	Kraft Foods
Sony	Nestle
AT&T	Coca Cola
Nokia	Pepsico
Colgate Palmolive
Procter & Gamble
Unilever
In deciding whether a company should be included in one of the peer groups, the committee considered the following screening criteria:
•	revenue;
•	market value;
•	historical growth rate;
•	number of employees;
•	primary line of business;
•	whether the company has a recognizable and well-regarded brand; and
•	whether we compete with that company for talent.
For the 2010 study, the peer group focus consisted of companies of similar size within our industry. The companies chosen include:

Blue Nile, Inc.	Dice Holding, Inc.
Digital River, Inc.	EarthLink
GSI Commerce, Inc.	LoopNet
Monster Worldwide, Inc.	Netflix, Inc.
Orbitz Worldwide	RealNetworks
Shutterfly
In deciding whether a company should be included in one of the peer groups for the 2010 study, in addition to industry, the committee considered the following screening criteria:
•	revenues;
•	earnings before interest, depreciation and amortization;
•	market capitalization; and
•	total assets.

Elements of compensation
The compensation received by our executive officers consists of the following elements, each as more fully described below:
•	base salary;
•	annual bonus; and
•	long-term retention plan grants.
Base salary. Base salaries for our executive officers are established based on the scope of their responsibilities and individual experience, taking into account competitive market compensation paid by the above peer companies for similar positions. Base salaries are reviewed at least annually, and adjusted from time to time to realign salaries with market levels based on the peer review and after taking into account individual responsibilities, performance and experience.
Base salaries of our named executive officers for 2009 were between $83,646 and $210,600.
In 2009, in light of the financial uncertainties caused by the global macroeconomic recession and credit crisis, the committee decided to freeze 2009 salaries for executive officers, including our CEO, at 2008 levels except in a small number of individual cases where adjustments were deemed warranted. As a result, the compensation committee did not request a new formal study from Mercer in 2009. In the case of Mr. Tolda, the committee decided to increase his salary to appropriately recognize his promotion to Executive Vice President and Chief Operating Officer. The committee believes that each of the executive’s salary levels is appropriate in light of their respective roles and responsibilities within the company.
In 2009, the committee also instituted exchange rate caps on the base salaries of those executive officers whose base salary was denominated in U.S. dollars (which includes all of the named executive officers other than Mr. Melamud). These exchange rate caps limited the amount each executive officer would be paid in local currency. The actual salary received by the executive may be less than the amount reported in U.S. dollars in the event of local currency devaluations.
Discretionary annual bonus. In addition to base salaries, our executive officers are eligible to receive discretionary annual bonuses. The annual incentive bonuses are intended to compensate officers for achieving corporate goals and for achieving what the compensation committee believes to be value-creating milestones during the prior year. Our annual bonus is paid in cash in an amount reviewed and approved by our compensation committee and full board of directors. For 2009, each executive officer was eligible for a discretionary annual bonus up to an amount equal to approximately 115% of his annual base salary for Messrs. Galperín, Kazah and Tolda, 62% of base salary for Mr. Gimenez and 46% of base salary for Mr. Melamud.
The compensation committee uses annual incentive bonuses to compensate officers for achieving financial and operational goals and for achieving individual annual performance objectives. These objectives vary depending on the individual executive officer, but relate generally to financial and operational targets as well as a qualitative assessment of the officer’s performance carried out by peers, subordinates and the officer’s direct supervisor. If established objective thresholds for the annual performance period are not met, the executive does not receive a bonus for the year. After the end of each fiscal year, the company’s actual performance is compared to the objectives to determine the annual bonus award payout.
In 2009, subject to satisfaction of the Minimum Eligibility Conditions (described below), 95% of Mr. Galperín’s annual bonus was based on the company performance criteria described below and 5% was based on a survey of the members of our board of directors and his colleagues assessing his qualitative performance during the year. For each of our other executive officers, subject to satisfaction of the Minimum Eligibility Conditions, 85% of the award was granted based on company performance and 15% was based on individual performance, specifically, a report of the individual executive’s performance prepared by his supervisor based on criteria specific to his job responsibilities (10%) together with a 360 degree qualitative survey of the individual’s performance prepared by his colleagues (5%). For 2009, the committee selected net revenues minus bad debt, net income and free cash flow as the company performance measures (the “General Company Performance Objectives”). For Mr. Gimenez, his company performance benchmarks were divided between the General Company Performance Objectives and those for MercadoPago alone. In other words, 67.5% of his annual bonus was based on the net revenues minus bad debt, net income and free cash flow of MercadoLibre as a whole and 17.5% was based on the net revenues of MercadoPago for the year. The committee believes these metrics are the strongest drivers of long-term stockholder value for the company. These elements each track off a target number and have a percentage weight, resulting in a total performance metric for each executive officer. These elements and the mechanics of our annual bonus plan are more fully described below in the description of our 2009 long-term retention bonus plan.

Long-term retention bonus plan. As a private company, our compensation program consisted primarily of annual salary and bonus. In 2008, our compensation committee determined that our executive compensation program needed more focus on long-term incentives to assist in the retention of key employees that have valuable industry expertise and developed competencies. The committee then over several months met with management and Mercer to draft a retention plan that best met the committee’s goals of retention and incentivization. The committee discussed and considered the components of the grant — whether cash, stock, restricted stock, options or some other equity-based awards — and adopted the 2008 Long Term Retention Plan (the “2008 LTRP”) which provided for award grants payable 50% in cash and 50% in common stock over a four year period based upon achievement of certain performance goals in 2008.
The committee continued its focus on long-term incentives in 2009 and, in July 2009, upon completion of an analysis of various long-term incentive plan options and an evaluation of 2009 executive compensation as a whole, adopted the 2009 Long Term Retention Bonus Plan (the “2009 LTRP”) to supplement salary and annual bonus for an eight year period starting in 2009.
We assessed the tax impact of the 2009 LTRP on the Company and the executives with tax professionals, which was reviewed by the company’s auditors, Price Waterhouse & Co. S.R.L. In addition, the committee met with management to determine the best performance metrics and objectives to attach to the plan and decided to link these performance objectives to those applied to the annual bonus payments.
The 2009 LTRP is separate and distinct from the 2008 LTRP. The committee considered the expected payouts under the 2008 LTRP when evaluating awards under the 2009 LTRP in the interest of evaluating total compensation to be received by the executive in the coming years.
Awards under the 2009 LTRP were based upon an eligible participant’s satisfaction of the following Minimum Eligibility Conditions:
•	the Company must have achieved at least 80% of the target General Company Performance Objectives in 2009;
•	the subject executive officer must have scored at least 80% on his individual qualitative assessments; and
•	the subject executive’s total performance tally must have equaled at least 80%.
In addition, Mr. Gimenez’s bonus eligibility was dependant upon the MercadoPago business achieving at least 70% of target net revenues.
Each award under the 2009 LTRP is payable 100% in cash over an eight-year period as described in the following table. The Committee made the decision to tie cash payments under the 2009 LTRP to our stock performance rather than to actually issue equity under the 2009 LTRP for a number of reasons, including, but not limited to, to reduce the dilutive effect on our stockholders. The portion of the award to be paid in the future will be forfeited if an employee leaves the company prior to the respective payment date.
The following table includes the 2009 base salary, 2009 annual bonus and the 2009 LTRP bonus of each named executive officer:

				Portion of 2009
			Target Value of	LTRP Bonus
	2009 Base	2009 Annual	2009 LTRP	Paid Out for
	Salary (1)	Bonus	Bonus (2), (3)	2009 (2), (4)
Marcos Galperín President and Chief Executive Officer	$210,600	$234,952	$406,740	$109,626
Hernan Kazah (5) Executive Vice President and Chief Financial Officer	$210,600	$234,952	$203,375	$54,813
Nicolas Szekasy (6) Former Executive Vice President and Chief Financial Officer	$97,335	—	—	—
Stelleo Tolda (7) Chief Operating Officer	$210,600	$269,550	$203,375	$54,813
Osvaldo Gimenez Senior Vice President — Payments	$156,000	$92,820	$74,842	$20,171
Marcelo Melamud Vice President and Chief Accounting Officer	$83,646	$37,305	$61,013	$16,444

(1)
In 2009, we instituted exchange rate caps on the base salaries of those executive officers whose base salary was denominated in U.S. dollars (which includes all of the named executive officers other than Mr. Melamud). These exchange rate caps limited the amount each executive officer would be paid in local currency. Accordingly, because of local currency devaluations, the actual salary received by each executive as reported in the Summary Compensation Table was marginally less than the amount reported in the table above. More specifically, Messrs. Galperín and Kazah received actual base salary of $206,840, Mr. Tolda received actual base salary of $209,650 and Mr. Gimenez received actual base salary of $153,215.

(2)	Assuming continued employment by the executive through the below payment dates, the award described will be paid in cash as follows:
•	the executive will receive a fixed cash payment equal to 6.25% of his or her 2009 LTRP bonus once a year for a period of eight years starting in 2010 (the “Annual Fixed Payment”); and
•
on each date we pay the Annual Fixed Payment to the officer, he or she will also receive a cash payment equal to the product of (i) 6.25% of the applicable 2009 LTRP bonus and (ii) the quotient of (a) divided by (b), where (a), the numerator, equals the Applicable Year Stock Price (defined below) and (b), the denominator, equals the 2008 Stock Price (as defined below). For purposes of the 2009 LTRP, the “2008 Stock Price” shall equal $13.81 (the average closing price of our common stock on the NASDAQ Global Market during the final 60 trading days of 2008) and the “Applicable Year Stock Price” shall equal the average closing price of our common stock on the NASDAQ Global Market during the final 60 trading days of the year preceding the applicable payment date.

(3)
The maximum amount of each executive officer’s 2009 LTRP bonus will depend on our stock price for the last 60 days of the applicable fiscal year. To the extent our stock price exceeds $13.81 for one or more applicable periods, the total amount of the executive’s 2009 LTRP bonus will exceed the amount listed in the column above entitled “Target Value of Total 2009 LTRP Bonus.” To the extent our stock price is less than $13.81 for one or more applicable periods, the total amount of the executive’s 2009 LTRP bonus will be less than the amount in the “Target Value of Total 2009 LTRP Bonus” column. The average closing price of our common stock on the NASDAQ Global Market during the final 60 trading days of 2009 was $45.75. Assuming the Applicable Year Stock Price equals $45.75 as of each payment date, the total amount payable to each of the named executive officers under the 2009 LTRP would be as follows: Mr. Galperín: $877,010, Mssrs. Kazah and Tolda: $438,505, Mr. Gimenez: $161,370 and Mr. Melamud: $31,551.

(4)	The Applicable Year Stock Price for 2009 was $45.75.

(5)	Effective as of April 1, 2009, Mr. Kazah was appointed to serve as our chief financial officer.

(6)	Mr. Szekasy resigned from his position of Executive Vice President and Chief Financial Officer effective April 1, 2009.

(7)	Effective as of April 1, 2009, Mr. Tolda was appointed to serve as our chief operating officer.
Annual and 2009 LTRP bonus amounts were determined by the compensation committee at the end of the 2009 fiscal year based on each executive’s 2009 performance tally, which tally is based on the attainment of certain individual and company goals, and the subject executive’s satisfaction of the Minimum Eligibility Conditions. In 2008, 95% of Mr. Galperín’s 2008 LTRP bonus was based on the company performance criteria described below and 5% was based on a survey of the members of our board of directors assessing his qualitative individual performance during the year. For our other executive officers, 85% of the award was granted based on the achievement of company performance objectives and 15% was based on the qualitative assessments of individual performance carried out on the executive officer. Each performance metric was determined by multiplying the percentage of each objective actually achieved by the weight of each element. Individual performance that meets expectations resulted in a 100% for that component, or an individual component score of five (5) for Mr. Galperín, and 15 for each of our other executive officers. Each metric was then added together to equal an executive’s total performance tally.
For 2009, the compensation committee established company performance objectives for each of:
•	net revenues minus bad debt;
•	net income; and
•	free cash flow.

The committee is given discretion to make adjustments to each element in order to reduce or eliminate the effect of unusual events and thus make better year over year performance comparisons. This process may involve subtracting or adding back both revenues and expenses from reported results to better reflect MercadoLibre’s core results. This policy also reflects the committee’s inability to predict unusual events when performance targets are established early in the fiscal year. For 2009, in early 2010, the chairman of the committee met with the company’s accounting staff and Director of Human Resources to analyze any appropriate adjustments. Together they prepared a detailed analysis of each performance element and the recommended adjustments and presented it to the committee for approval. After discussion, the committee made adjustments to our actual net income to (i) eliminate a portion of the positive effects from our use of certain tax loss carryforwards and (ii) eliminate certain cost savings realized from our use of less funds than anticipated for our buyer protection program.
Similarly, Mr. Gimenez’s company performance benchmarks were divided between the results of MercadoLibre as a whole (67.5%) and the net income of MercadoPago for the year (17.5%).
The following table describes the components of each executive officer’s 2009 annual bonus and 2009 LTRP bonus and the percentage weight of each element:
2009 Annual Bonus and 2009 LTRP Bonus Components

	MercadoLibre net		MercadoLibre
	revenues	MercadoLibre	free	MercadoPago	Individual
	minus bad debt	net income	cash flow	net revenues	performance
Marcos Galperín	47.5%	23.75%	23.75%	—	5%
Hernán Kazah	42.5%	21.25%	21.25%	—	15%
Stelleo Tolda	42.5%	21.25%	21.25%	—	15%
Osvaldo Gimenez	33.75%	16.875%	16.875%	17.5%	15%
Marcelo Melamud	42.5%	21.25%	21.25%	—	15%
The following table sets forth the elements included in the company performance tally and actual performance realized against those objectives:
2009 Annual Bonus and 2009 LTRP Bonus MercadoLibre Performance Elements

				% of
Element		2009 Actual,		Objective
(dollar value in millions)	2009 Actual	As Adjusted	2009 Objective	Achieved
Net revenues minus bad debt(1)	$162.8	$162.8	$165.0	97.0%
Net income(2)	$33.2	$31.8	$29.6	110.5%
Free cash flow(3)	$32.3	$32.3	$29.3	110.5%

(1)
For fiscal year 2009, MercadoLibre’s net revenues, determined in accordance with generally accepted accounting principles, less the portion of the company’s net revenues that are uncollectible and after adjustments for unusual items during 2009.

(2)	For fiscal year 2009, MercadoLibre’s net income, determined in accordance with generally accepted accounting principles and after adjustments for unusual items during 2009.

(3)	For fiscal year 2009, the net increase in MercadoLibre’s cash and cash equivalents and short-term and long-term investments and after adjustments for unusual items during 2009.
MercadoPago’s adjusted net revenues for 2009 achieved 164.1% of Mr. Gimenez’s objective for the year.
If the Minimum Eligibility Conditions had not been satisfied for any executive officer, then he would not have received an annual cash bonus or 2009 LTRP bonus for the year. Since the Minimum Eligibility Conditions were met for each officer, (i) each executive officer received the full amount of his 2009 LTRP bonus and (ii) each executive officer’s annual bonus equaled the maximum annual bonus payable as each executive earned a performance tally in excess of 100%. Therefore, Messrs. Galperín, Kazah and Tolda earned an annual bonus equal to approximately 115% of his base salary, Mr. Gimenez earned an annual bonus equal to approximately 62% of his base salary and Mr. Melamud earned an annual bonus equal to approximately 46% of his base salary. Actual annual bonus amounts are based on a number of monthly salaries thus percentages are approximate.

In the past we have granted equity to our executive officers through our Amended and Restated 1999 Stock Option and Restricted Stock Plan, which was adopted by our board of directors to permit the grant of equity to our employees. In 2009, our board adopted and our shareholders approved the 2009 Equity Compensation Plan. Upon adoption of the 2009 Equity Compensation Plan, no further awards were available for issuance under our 1999 Stock Option and Restricted Stock Plan. As of April 15, 2010, we had approximately 291,172 shares of common stock available for issuance under the 2009 Equity Compensation Plan. The Board has considered outstanding job performance, contributions to our company and achievement of other benchmarks in granting past awards. We have not adopted stock ownership guidelines for our executive officers.
Other compensation and benefits. We maintain broad-based benefits that are provided to certain full-time employees, including health insurance, extra vacation days, mobile telephones, parking spaces and subsidized English and/or Portuguese lessons. We also provide life insurance policies for some of our employees in Brazil. In certain cases, if an employee is asked to relocate temporarily to another country office, we will facilitate such employee’s relocation by acting as guarantors in residential apartment lease agreements and paying for relocation expenses. We do not have any pension plan for our employees, including our executive officers.
We have entered into employment agreements with each executive officer as described under “Employment Agreements.” Certain executive officers may also receive benefits in the event of a change in control of our company as described under “Potential payments upon termination or change in control.”
Conclusion
In evaluating the individual components of overall compensation for each of our executive officers, the compensation committee reviews not only the individual elements of compensation, but also total compensation and compares overall compensation to total compensation of similarly situated employees at the company’s peer companies. By design, a significant portion of the compensation awarded to our executive officers is contingent upon individual and company performance. The committee remains committed to this philosophy of pay-for-performance and will continue to review executive compensation programs for the best methods to promote stockholder value through employee incentive
Compensation Committee Report
The compensation committee has reviewed and discussed the Compensation Discussion and Analysis section of this proxy statement with management and, based on such review and discussion, the committee recommends that it be included in this proxy statement.
COMPENSATION COMMITTEE
Martín de los Santos, Chairperson
Emiliano Calemzuk
Veronica Allende Serra
Relationship of Compensation Practices to Risk Management
When structuring our overall compensation practices for our employees generally, consideration is given as to whether the structure creates incentives for risk-taking behavior and therefore impacts our risk management practices. Attention is given to the elements and the mix of pay as well as ensuring that employees’ awards align with stockholders’ value.
We have assessed the compensation policies and practices for our employees and concluded that they do not create risks that are reasonably likely to have a material adverse effect on the company. This analysis performed and discussed by the compensation committee.

Summary compensation table
The following table sets forth compensation information for the years ended December 31, 2007, 2008 and 2009 for Marcos Galperín, our chief executive officer, Nicolás Szekasy, who served as our chief financial officer through March 31, 2009, Hernan Kazah, who began serving as our chief financial officer on April 1, 2009, and our three other most highly compensated officers for the year ended December 31, 2009. These executive officers are referred to as the “named executive officers” elsewhere in this proxy statement. Mr. Gimenez first became a named executive officer in 2008 and, accordingly, only his compensation information for 2008 and 2009 is presented below. Mr. Melamud first became a named executive officer in 2009 and, accordingly, only his compensation information for 2009 is presented below. Except as provided below, none of our named executive officers received any other compensation required to be disclosed by law or in excess of $10,000 annually.

							Non-Equity
						Stock	Incentive Plan
Name and				Bonus		Awards	Compensation
Principal Position	Year	Salary ($) (4)		($)		($) (5)	($) (6)		Total ($)
Marcos Galperín	2009	206,840		—		13,673	344,578	(8)	565,091
President and	2008	210,600		—		—	207,423	(9)	418,023
Chief Executive Officer	2007	184,500		75,000	(7)	—	277,500		537,000
Hernan Kazah	2009	206,840		—		6,836	289,765	(10)	503,441
Executive Vice President and	2008	210,600		—		—	187,308	(11)	397,908
Chief Financial Officer (1)	2007	177,750		—		—	202,500		380,250
Nicolás Szekasy	2009	97,335		—		6,836	—		104,171
Former Chief Financial Officer (2)	2008	210,600		—		—	187,406	(12)	398,006
	2007	177,750		—		—	202,500		380,250
Stelleo Tolda	2009	209,650		—		4,912	324,363	(14)	538,925
Executive Vice President and	2008	229,155	(13)	—		—	145,241	(15)	374,396
Chief Operating Officer (3)	2007	193,385		—		—	134,104		327,489
Osvaldo Gimenez	2009	153,215		—		2,515	112,991	(16)	268,721
Senior Vice President — Payments	2008	156,000		—		—	63,642	(17)	219,642
Marcelo Melaumud	2009	83,646		26,316		—	53,749	(18)	163,711
Vice President and Chief Accounting Officer

(1)	Effective as of April 1, 2009, Mr. Kazah was appointed to serve as our chief financial officer. Prior to this appointment, Mr. Kazah had been serving as our chief operating officer.

(2)
Mr. Szekasy resigned as our chief financial officer effective as of April 1, 2009. Following his resignation as CFO, he continued to provide us with transition services through December 31, 2009 on a reduced hours basis and received a portion of his 2009 monthly base salary based upon the percentage of hours worked during the applicable month.

(3)
Effective as of April 1, 2009, Mr. Tolda was appointed to serve as our chief operating officer. Prior to this appointment, Mr. Tolda had been serving as our senior vice president and country manager-Brazil.

(4)
In 2009, we instituted exchange rate caps on the executive officers’ base salaries that limited the amount each executive officer would be paid in local currency. Accordingly, because of local currency devaluations, the actual salary received by each executive as reported in the table above was marginally less than the 2009 dollar denominated base salary amount approved by the compensation committee and board amount as discussed in the Compensation Discussion & Analysis.

(5)	The amounts in this column reflect the grant date fair value of stock awards made in 2009.

(6)	In some cases, bonuses are paid in foreign currencies, which may result in variations from benchmarks when disclosed in U.S. dollars.

(7)	Includes one-time bonus of $75,000 paid in May 2007 upon filing for our initial public offering.

(8)
Includes (i) a discretionary bonus of $234,952 paid in cash in the first quarter of 2010 based upon Mr. Galperín’s 2009 performance tally, (ii) a bonus under the 2009 LTRP of $25,422 paid in cash in the first quarter of 2010, representing the first Annual Fixed Payment of the total 2009 LTRP bonus earned by Mr. Galperín in 2009, (iii) a bonus under the 2009 LTRP of $84,204 paid in cash in the first quarter of 2010, representing the first Variable Payment of the total 2009 LTRP bonus earned by Mr. Galperín in 2009 and (iv) a bonus under the 2008 LTRP of $55,000 paid in cash in the first quarter of 2010, representing the second cash installment of the total 2008 LTRP bonus of $500,000 earned by Mr. Galperín in 2008. In the first quarter of 2010, Mr. Galperín also received 1,048 shares of our common stock (valued at $55,000) under the 2008 LTRP, representing the second share installment of the total 2008 LTRP bonus earned by Mr. Galperín in 2008.

(9)
Includes (i) a discretionary bonus of $164,923 paid in cash in the first quarter of 2009 based upon Mr. Galperín’s 2008 performance tally and (ii) a bonus under the 2008 LTRP of $42,500 paid in cash in the first quarter of 2009, representing the first cash installment of the total 2008 LTRP bonus of $500,000 earned by Mr. Galperín in 2008. In the first quarter of 2009, Mr. Galperín also received 810 shares of our common stock (valued at $42,500) under the 2008 LTRP, representing the first share installment of the total 2008 LTRP bonus earned by Mr. Galperín in 2008.

(10)
Includes (i) a discretionary bonus of $234,952 paid in cash in the first quarter of 2010 based upon Mr. Kazah’s 2009 performance tally, (ii) a bonus under the 2009 LTRP of $12,771 paid in cash in the first quarter of 2010, representing the first Annual Fixed Payment of the total 2009 LTRP bonus earned by Mr. Kazah in 2009, (iii) a bonus under the 2009 LTRP of $42,102 paid in cash in the first quarter of 2010, representing the first Variable Payment of the total 2009 LTRP bonus earned by Mr. Kazah in 2009 and (iv) a bonus under the 2008 LTRP of $27,500 paid in cash in the first quarter of 2010, representing the second cash installment of the total 2008 LTRP bonus of $250,000 earned by Mr. Kazah in 2008. In the first quarter of 2010, Mr. Kazah also received 524 shares of our common stock (valued at $27,500) under the 2008 LTRP, representing the second share installment of the total 2008 LTRP bonus earned by Mr. Galperín in 2008.

(11)
Includes (i) a discretionary bonus of $166,058 paid in cash in the first quarter of 2009 based upon Mr. Kazah’s 2008 performance tally and (ii) a bonus under the 2008 LTRP of $21,250 paid in cash in the first quarter of 2009, representing the first cash installment of the total 2008 LTRP bonus of $250,000 earned by Mr. Kazah in 2008. In the first quarter of 2009, Mr. Kazah also received 405 shares of our common stock (valued at $21,250) under the 2008 LTRP, representing the first share installment of the total 2008 LTRP bonus earned by Mr. Kazah in 2008.

(12)
Includes (i) a discretionary bonus of $166,156 paid in cash in the first quarter of 2009 based upon Mr. Szekasy’s 2008 performance tally and (ii) a bonus under the 2008 LTRP of $21,250 paid in cash in the first quarter of 2009, representing the first cash installment of the total 2008 LTRP bonus of $250,000 earned by Mr. Szekasy in 2008. In the first quarter of 2009, Mr. Szekasy also received 405 shares of our common stock (valued at $21,250) under the 2008 LTRP, representing the first share installment of the total 2008 LTRP bonus earned by Mr. Szekasy in 2008. In light of Mr. Szekasy’s resignation as of April 1, 2009, Mr. Szekasy will not receive the remainder of the $250,000 2008 LTRP bonus earned by him in 2008.

(13)	Prior to 2009, Mr. Tolda was compensated in Brazilian reais thus his annual salary disclosed in U.S. dollars is approximate based on prevailing exchange rates.

(14)
Includes (i) a discretionary bonus of $269,550 paid in cash in the first quarter of 2010 based upon Mr. Tolda’s 2009 performance tally, (ii) a bonus under the 2009 LTRP of $12,771 paid in cash in the first quarter of 2010, representing the first Annual Fixed Payment of the total 2009 LTRP bonus earned by Mr. Tolda in 2009, (iii) a bonus under the 2009 LTRP of $42,102 paid in cash in the first quarter of 2010, representing the first Variable Payment of the total 2009 LTRP bonus earned by Mr. Tolda in 2009 and (iv) a bonus under the 2008 LTRP of $19,800 paid in cash in the first quarter of 2010, representing the second cash installment of the total 2008 LTRP bonus of $180,000 earned by Mr. Tolda in 2008. In the first quarter of 2010, Mr. Tolda also received 524 shares of our common stock (valued at $19,800) under the 2008 LTRP, representing the second share installment of the total 2008 LTRP bonus earned by Mr. Tolda in 2008.

(15)
Includes (i) a discretionary bonus of $129,941 paid in cash in the first quarter of 2009 based upon Mr. Tolda’s 2008 performance tally and (ii) a bonus under the 2008 LTRP of $15,300 paid in cash in the first quarter of 2009, representing the first cash installment of the total 2008 LTRP bonus of $180,000 earned by Mr. Tolda in 2008. In the first quarter of 2009, Mr. Tolda also received 291 shares of our common stock (valued at $15,300) under the 2008 LTRP, representing the first share installment of the total 2008 LTRP bonus earned by Mr. Tolda in 2008.

(16)
Includes (i) a discretionary bonus of $92,820 paid in cash in the first quarter of 2010 based upon Mr. Gimenez’s 2009 performance tally, (ii) a bonus under the 2009 LTRP of $4,678 paid in cash in the first quarter of 2010, representing the first Annual Fixed Payment of the total 2009 LTRP bonus of earned by Mr. Gimenez in 2009, (iii) a bonus under the 2009 LTRP of $15,494 paid in cash in the first quarter of 2010, representing the first Variable Payment of the total 2009 LTRP bonus earned by Mr. Gimenez in 2009 and (iv) a bonus under the 2008 LTRP of $10,120 paid in cash in the first quarter of 2010, representing the second cash installment of the total 2008 LTRP bonus of $92,000 earned by Mr. Gimenez in 2008. In the first quarter of 2010, Mr. Gimenez n also received 193 shares of our common stock (valued at $10,120) under the 2008 LTRP, representing the second share installment of the total 2008 LTRP bonus earned by Mr. Gimenez in 2008.

(17)
Includes (i) a discretionary bonus of $55,822 paid in cash in the first quarter of 2009 based upon Mr. Gimenez’s 2008 performance tally and (ii) a bonus under the 2008 LTRP of $7,820 paid in cash in the first quarter of 2009, representing the first cash installment of the total 2008 LTRP bonus of $92,000 earned by Mr. Gimenez in 2008. In the first quarter of 2009, Mr. Gimenez also received 149 shares of our common stock (valued at $7,820) under the 2008 LTRP, representing the first share installment of the total 2008 LTRP bonus earned by Mr. Gimenez in 2008.

(18)
Includes (i) a discretionary bonus of $37,305 paid in cash in the first quarter of 2010 based upon Mr. Melamud’s 2009 performance tally, (ii) a bonus under the 2009 LTRP of $3,813 paid in cash in the first quarter of 2010, representing the first Annual Fixed Payment of the total 2009 LTRP bonus earned by Mr. Melamud in 2009 and (iii) a bonus under the 2009 LTRP of $12,631 paid in cash in the first quarter of 2010, representing the first Variable Payment of the total 2009 LTRP bonus earned by Mr. Melamud in 2009.

Grants of plan-based awards
The table below summarizes plan-based awards granted under to our named executive officers in 2009.
2009 Grants of Plan Based Awards

							All Other
							Stock
	Estimated Future Payouts						Awards:
	Under Non-Equity Incentive Plan Awards						Number of		Grant Date Fair
	Threshold		Target		Maximum		Shares of		Value of Stock
Name	($)		($)		($)		(#)		Awards ($)
Marcos Galperín	145,800	(1)	193,752	(1)	243,000	(1)	810	(4)	13,673
			406,470	(2)		(3)
Hernán Kazah	145,800	(1)	193,752	(1)	243,000	(1)	405	(5)	6,836
			203,375	(2)		(3)
Nicolás Szekasy	—		—		—		405	(6)	6,836
Stelleo Tolda	145,800	(1)	193,752	(1)	243,000	(1)	291	(7)	4,912
			203,375	(2)		(3)
Osvaldo Gimenez	48,000	(1)	71,760	(1)	96,000	(1)	149	(8)	2,515
			74,842	(2)		(3)
Marcelo Melamud	18,554	(1)	27,831	(1)	37,108	(1)	—		—
			61,013	(2)		(3)

(1)
The amount set forth reflects the annual discretionary cash bonus amounts that potentially could have been earned during 2009 based upon the executive’s performance tally. The actual discretionary cash bonuses earned in 2009 by our named executive officers has been determined and were paid in the first quarter of 2010. The amounts paid are included in the 2009 row of the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)
Under the 2009 LTRP, if an executive qualifies for an award based upon satisfaction of the Minimum Eligibility Conditions, he will, subject to his continued employment as of each applicable payment date, receive the full amount of his 2009 LTRP bonus set forth in the table, payable as follows:

•	the officer will receive a fixed cash payment equal to 6.25% of his or her 2009 LTRP bonus once a year for a period of eight years starting in 2010 (the “Annual Fixed Payment”); and
•
on each date we pay the Annual Fixed Payment to the officer, he or she will also receive a cash payment equal to the product of (i) 6.25% of the applicable 2009 LTRP bonus and (ii) the quotient of (a) divided by (b), where (a), the numerator, equals the Applicable Year Stock Price (defined below) and (b), the denominator, equals the 2008 Stock Price (as defined below). For purposes of the 2009 LTRP, the “2008 Stock Price” shall equal $13.81 (the average closing price of our common stock on the NASDAQ Global Market during the final 60 trading days of 2008) and the “Applicable Year Stock Price” shall equal the average closing price of our common stock on the NASDAQ Global Market during the final 60 trading days of the year preceding the applicable payment date.

(3)
The maximum amount of each executive officer’s 2009 LTRP bonus will depend on our stock price for the last 60 days of the applicable fiscal year. To the extent our stock price exceeds $13.81 for one or more applicable periods, the total amount of the executive’s 2009 LTRP bonus will exceed the amount listed in the “Target” column above. To the extent our stock price is less than $13.81 for one or more applicable periods, the total amount of the executive’s 2009 LTRP bonus will be less than the amount in the “Target” column above. The average closing price of our common stock on the NASDAQ Global Market during the final 60 trading days of 2009 was $45.75. Assuming the Applicable Year Stock Price equals $45.75 as of each payment date, the total amount payable to each of the named executive officers under the 2009 LTRP would be as follows: Mr. Galperín: $673,280, Mssrs. Kazah and Tolda: $336,872 and Mr. Gimenez: $123,969.

(4)
On March 24, 2009, we issued 810 shares of our common stock to Mr. Galperín, which represented the first share installment of the total 2008 LTRP bonus earned by Mr. Galperín in 2008. On March 31, 2010, we issued him an additional 1049 shares of our common stock, which represented the second share installment of the total 2008 LTRP bonus earned by him in 2008. Subject to his continued employment as of the applicable payment date, we will issue to Mr. Galperín 1288 and 1622 shares of common stock on each of March 31, 2011 and 2012, respectively.

(5)
On March 24, 2009, we issued 405 shares of our common stock to Mr. Kazah, which represented the first share installment of the total 2008 LTRP bonus earned by Mr. Kazah in 2008. On March 31, 2010, we issued him an additional 524 shares of our common stock, which represented the second share installment of the total 2008 LTRP bonus earned by him in 2008. Subject to his continued employment as of the applicable payment date, we will issue to Mr. Kazah 644 and 811 shares of common stock on each of March 31, 2011 and 2012, respectively.

(6)
On March 24, 2009, we issued 405 shares of our common stock to Mr. Szekasy, which represented the first share installment of the total 2008 LTRP bonus earned by Mr. Szekasy in 2008. In light of Mr. Szekasy’s resignation as of April 1, 2009, we will not issue any additional shares to Mr. Szekasy under the 2008 LTRP.

(7)
On March 24, 2009, we issued 291 shares of our common stock to Mr. Tolda, which represented the first share installment of the total 2008 LTRP bonus earned by Mr. Tolda in 2008. On March 31, 2010, we issued him an additional 377 shares of our common stock, which represented the second share installment of the total 2008 LTRP bonus earned by him in 2008. Subject to his continued employment as of the applicable payment date, we will issue to Mr. Tolda 463 and 583 shares of common stock on each of March 31, 2011 and 2012, respectively.

(8)
On March 24, 2009, we issued 149 shares of our common stock to Mr. Gimenez, which represented the first share installment of the total 2008 LTRP bonus earned by Mr. Gimenez in 2008. On March 31, 2010, we issued him an additional 193 shares of our common stock, which represented the second share installment of the total 2008 LTRP bonus earned by him in 2008. Subject to his continued employment as of the applicable payment date, we will issue to Mr. Gimenez 237 and 298 shares of common stock on each of March 31, 2011 and 2012, respectively.

Employment agreements
We have previously entered into employment agreements with each of the above-listed executive officers. The term of each of these employment agreements is for an undetermined period.
Each executive officer party to the employment agreements is entitled to receive the base salary set forth in such executive officer’s employment agreement, subject to the raises that we have awarded to those executive officers throughout the terms of their employment. In addition to base salary, the executive officers may receive bonus compensation as we, in our sole discretion, elect to pay them in accordance with the bonus plan policy. The executive officers are also entitled to reimbursement for reasonable out-of-pocket expenses that they incur on our behalf in the performance of their duties as executive officers.
The employment agreements provide that, during an executive officer’s employment and for so long afterwards as any pertinent information remains confidential, such executive officer will not use or disclose any confidential information that we use, develop or obtain. The agreements provide that all work product relating to our business belongs to us or our subsidiaries, and the executive officer will promptly disclose such work product to us and provide reasonable assistance in connection with the defense of such work product.

The agreements also provide that, during an executive officer’s employment, and for a period of one year after the end of an executive officer’s employment in the event of termination without “just cause,” and two years in the event of resignation or termination for “just cause” (the “non-competition period”), the executive officer will not (1) compete directly or indirectly with us, (2) induce our or our subsidiaries’ employees to terminate their employment with us or to engage in any competitive business or (3) solicit or do business with any of our present, past or prospective customers or the customers of our subsidiaries.
2009 Long-Term Retention Program
In July 2009, our board adopted the 2009 LTRP for executives designed to assist us in the retention of key employees that have valuable industry experience and developed competencies. In order to receive an award under the 2009 LTRP, an eligible participant must satisfy certain minimum company and individual performance conditions. If these conditions are satisfied, the executive officer will, subject to his continued employment as of each applicable payment date, receive the full amount of his 2009 LTRP bonus, payable as follows:
•	the officer will receive a fixed cash payment equal to 6.25% of his or her 2009 LTRP bonus once a year for a period of eight years starting in 2010 (the “Annual Fixed Payment”); and
•
on each date we pay the Annual Fixed Payment to the officer, he or she will also receive a cash payment (the “Annual Variable Payment”) equal to the product of (i) 6.25% of the applicable 2009 LTRP bonus and (ii) the quotient of (a) divided by (b), where (a), the numerator, equals the Applicable Year Stock Price (defined below) and (b), the denominator, equals the 2008 Stock Price (as defined below). For purposes of the 2009 LTRP, the “2008 Stock Price” shall equal $13.81 (the average closing price of our common stock on the NASDAQ Global Market during the final 60 trading days of 2008) and the “Applicable Year Stock Price” shall equal the average closing price of our common stock on the NASDAQ Global Market during the final 60 trading days of the year preceding the applicable payment date.

The maximum amount of each executive officer’s 2009 LTRP bonus will depend on our stock price for the last 60 days of the applicable fiscal year. See “Compensation Discussion and Analysis” for additional discussion of the 2009 LTRP. Under the 2009 LTRP, in the event that, as of any payment date, our shares are not listed on a national stock exchange, the amount of the Annual Variable Payment will be based upon the average closing price of the shares during the 90 day period they were lasted traded on a national exchange, unless the compensation committee determines that a different value is more appropriate based upon the facts and circumstances.
2008 Long-Term Retention Program
In August 2008, our board adopted the 2008 LTRP. Awards under the 2008 LTRP were made by the compensation committee based upon an eligible participant’s attainment of certain performance goals in 2008. Each executive qualified for an award under the 2008 LTRP based upon a 2008 performance tally and each award has been or will be made in equal parts cash and our common stock in accordance with the following payment schedule (provided that the executive continues to be employed by us through the applicable payment date):
•	Year One — Paid on March 24, 2009: 17% (8.5% in cash and 8.5% in common stock);
•	Year Two — Paid on March 31, 2010: 22% (11% in cash and 11% in common stock);
•	Year Three — Paid on March 31, 2011: 27% (13.5% in cash and 13.5% in common stock); and
•	Year Four — Paid on March 31, 2012: 34% (17% in cash and 17% in common stock).
The number of shares of our common stock awarded is determined based upon the average closing price of our common stock during the 30 days prior to January 1, 2008, the first day of the performance measuring period. See “Compensation Discussion and Analysis” for additional discussion of the 2008 LTRP. Under the 2008 LTRP, in the event that, as of any payment date, our shares are not listed on a national stock exchange, in lieu of the share portion of any payment, our award recipients will receive additional cash (i.e. if the payment date is in year four, instead of a payment of 17% in cash and 17% in common stock, the recipient will receive a cash payment equal to 34% of the total award amount.)

Outstanding equity awards at December 31, 2009
The following table provides information on the current holdings of equity awards by the named executive officers at December 31, 2009.
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

					STOCK AWARDS
							Market
					Number of		Value of
					Shares of		Shares of
	OPTION AWARDS				Stock		Stock That
			Option	Option	That Have		Have Not
	Exercisable	Unexercisable	Exercise	Expiration	Not		Vested ($)
Name	(#)	(#)	Price	Date	Vested (1)		(2)
Marcos Galperín	—	—	—	—	3,953	(3)	205,042
Nicolás Szekasy	—	—	—	—	—		—
Hernán Kazah	—	—	—	—	1,977	(4)	102,547
Stelleo Tolda	—	—	—	—	1,423	(5)	73,811
Osvaldo Gimenez	5,313	-0-	$1.50	07/01/14	728	(6)	37,761
Marcelo Melamud	—	—	—	—	—		—

(1)	Represents shares issuable to the subject officer under the 2008 LTRP subject to his continued employment as of the applicable payment date.

(2)	Market value calculated using the closing market price of our common stock on the NASDAQ Global Market on December 31, 2009 ($51.87).

(3)	Includes 1,048 shares issued on March 31, 2010 and 1,286 and 1,619 shares issuable on each of March 31, 2011 and 2012, respectively.

(4)	Includes 524 shares issued on March 31, 2010 and 643 and 810 shares issuable on each of March 31, 2011 and 2012, respectively.

(5)	Includes 377 shares issued on March 31, 2010 and 463 and 583 shares issuable on each of March 31, 2011 and 2012, respectively.

(6)	Includes 193 shares issued on March 31, 2010 and 237 and 298 shares issuable on each of March 31, 2011 and 2012, respectively.

(7)	Includes 157 shares issued on March 31, 2010 and 193 and 243 shares issuable on each of March 31, 2011 and 2012, respectively.
Exercise of stock options and stock vested during 2009
The following table sets forth information regarding the number and value of stock options exercised during 2009 by our named executive officers. None of our named executive officers held restricted stock which vested during 2009.

Option Awards
	Number of Shares Acquired	Value Realized on
	on Exercise	Exercise
Name	(#)	($)
Stelleo Tolda	4,687	110,145	(1)

(1)	Value calculated using the closing price of our common stock on the NASDAQ Global Market on June 4, 2009, the date of exercise ($23.51).

Pension benefits
We do not have any plan that provides for payments or other benefits at, following, or in connection with the retirement of any of our employees. However, as required by law in certain countries where we operate, we deduct a percentage of each employee’s salary, including our executive officers, and remit it to governmental social security agencies or private pension fund administrators, depending on the regulatory regime established in each country.
Nonqualified defined contribution and other nonqualified deferred compensation plans
We do not have any defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified.
Potential payments upon termination or change in control
We may terminate an executive officer’s employment in the event that we determine, in our sole discretion, that there is “just cause” (as defined below). If we terminate an executive officer’s employment for “just cause,” such executive officer will not be entitled to receive any severance benefits, except for severance obligations mandated under the laws of the country where the executive officer resides. If we terminate the executive officer’s employment without “just cause,” such executive officer shall be entitled to a severance payment in an amount equal to one year’s gross base salary as set forth in the
“Just cause” means and includes (1) the commission by the executive officer of any gross misconduct or any offense serious enough for the relationship to become impossible to continue, including without limitation, the executive officer’s willful and continuing disregard of the lawful written instructions of our board or such executive officer’s superiors, (2) any action or any omission by the executive officer, resulting in such executive officer’s breach of his duty of loyalty or any act of self-dealing, (3) any material breach by the executive officer of his duties and obligations under the employment agreement as decided by our board and (4) the executive officer’s conviction, in our board of director’s sole discretion, of any serious crime or offense for violating any law (including, without limitation, theft, fraud, paying directly or indirectly bribes or kick-backs to government officials, the crimes set forth in the U.S. Foreign Corrupt Practices Act of 1977 or the foreign equivalent thereof and the executive officer’s embezzlement of funds of the company and any of our affiliates.)
In September of 2001, we implemented the 2001 Management Incentive Bonus Plan, or the Incentive Plan. As established in the Incentive Plan, our chief executive officer established which officers would be eligible for the Incentive Plan. In 2009, in connection with the resignation of Mr. Szekasy, his participation percentage in the Incentive Plan was reallocated to other employees of our company. Pursuant to the Incentive Plan, in the event our company is sold, the eligible officers, as a group, are entitled to receive a “sale bonus” and a “stay bonus.” If the purchase price is equal to or greater than $20,000,000 then the eligible officers as a group are entitled to receive (1) a sale bonus equal to 5.5% of the purchase price and (2) a stay bonus equal to 7.1% of the purchase price, subject in both cases to a maximum combined cap of $78,335,000. If the purchase price is less than $20,000,000, then the eligible officers, as a group, are entitled to receive the “stay bonus” only. The bonuses are divided between the eligible officers, including our named executive officers and others, according to the participation percentages established by our chief executive officer, in accordance with the Incentive Plan.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
No compensation committee interlocks or insider participation on compensation decisions exist. All members of our compensation committee are independent in accordance with the Company’s criteria.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Office lease and Purchase of VAT Credits
We lease office space from Curtidos San Luis S.A. The managers and stockholders of the controlling company of Curtidos San Luis S.A. are immediate family members of our director, president and chief executive officer, Marcos Galperín. We paid rent to Curtidos San Luis S.A. in the amount of $903,094 in the year ended December 31, 2009.
During the year ended December 31, 2009, we also bought value-added tax (VAT) credits from Curtidos San Luis S.A.. We recognized a gain of $37,451 related to the discount we received in this transaction as opposed to an arm’s-length transaction. As of December 31, 2009, there are no receivables related to these transactions.
Relationships with director
Mr. Levy is a Managing Director of General Atlantic and a Managing Member of GAPCO III and GAPCO IV, each of which is a stockholder of our company. See “Beneficial Ownership of Our Common Stock.”
Indemnification agreements
We have entered into indemnification agreements with each of our directors and executive officers that obligate us to indemnify them to the fullest extent permitted by Delaware law.
REVIEW, APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PARTIES
The board has delegated to the audit committee the responsibility to review and approve all transactions or series of transactions in which we or a subsidiary is a participant, the amount involved exceeds $120,000 and a “Related Person” (as defined in Item 404 of Regulation S-K”) has a direct or indirect material interest. Transactions that fall within this definition will be referred to the audit committee for approval, ratification or other action. Based on its consideration of all of the relevant facts and circumstances, the audit committee will decide whether or not to approve the transaction and will approve only those transactions that are in the best interests of MercadoLibre.

AUDIT COMMITTEE REPORT
Pursuant to SEC rules for proxy statements, the audit committee of our board has prepared the following Audit Committee Report. The audit committee intends that this report clearly describe our current audit program, including the underlying philosophy and activities of the audit committee.
The audit committee of our board is composed of Mario Vázquez (Chairman), Martin de los Santos and Anton Levy. The audit committee operates under a written charter, which is posted on our website. The audit committee members are not professional accountants or auditors. Management has the primary responsibility for preparing the financial statements and designing and assessing the effectiveness of internal control over financial reporting. Management is responsible for maintaining appropriate accounting and financial reporting principles and policies and the internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations. In this context, the audit committee has reviewed and discussed with management the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC.
The audit committee also has discussed with Price Waterhouse & Co. S.R.L. the matters required to be discussed by Statement of Auditing Standards No. 114, The Auditor’s Communication with those Charged with Governance, as amended.
The audit committee has received the written disclosures and the letter from Price Waterhouse & Co. S.R.L. required by applicable requirements of the Public Company Accounting Oversight Board regarding Price Waterhouse & Co. S.R.L.’s communications with the audit committee concerning independence and has discussed with Price Waterhouse & Co. S.R.L. its independence.
Based on the audit committee’s discussions with management and Price Waterhouse & Co. S.R.L., the audit committee recommended that our board include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC.
The foregoing report does not constitute solicitation material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this report by reference therein.
AUDIT COMMITTEE
Mario Vázquez, Chairman
Martin de los Santos
Anton Levy
February 26, 2010

PROPOSAL TWO
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our audit committee has appointed Deloitte & Co S.R.L. (“Deloitte”) to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2010, and stockholders are being asked to ratify the selection at the Annual Meeting. Representatives of Deloitte will not be present at the Annual Meeting in person. However, representatives will be present telephonically and will have the opportunity to make a statement and respond to appropriate questions.
Although ratification by stockholders is not a prerequisite to the ability of the audit committee to select Deloitte as our independent registered public accounting firm, we believe ratification to be desirable. Accordingly, our stockholders are being requested to ratify, confirm and approve the selection of Deloitte as our independent registered public accounting firm to conduct the annual audit of our consolidated financial statements for the year ending December 31, 2010. If the stockholders do not ratify the selection of Deloitte, the selection of the independent registered public accounting firm will be reconsidered by the audit committee; however, the audit committee may select Deloitte notwithstanding the failure of the stockholders to ratify its selection. If the appointment of Deloitte is ratified, the audit committee will continue to conduct an ongoing review of Deloitte’s scope of engagement, pricing and work quality, among other factors, and will retain the right to replace Deloitte at any time.
The audit committee considers Deloitte to be a good firm to deliver independent auditing services due to, among other things, their depth of experience, breadth of reserves, commitment to provide exceptional service, ability to handle transaction issues and location of key personnel.
Price Waterhouse & Co. S.R.L. served as our independent registered public accounting firm for the fiscal years ended December 31, 2008 and 2009 and reported on our consolidated financial statements for those years. Representatives of Price Waterhouse & Co. S.R.L. will not be present at the Annual Meeting.
Change in Auditors
On November 2, 2009 the audit committee approved the appointment of Deloitte as our independent registered public accounting firm for the 2010 fiscal year.
Also on November 3, 2009, we, at the direction of the audit committee, informed Price Waterhouse & Co. S.R.L. that it would be dismissed as our independent registered public accounting firm no later than the date of the filing of our Form 10-K for the 2009 fiscal year, which was filed on February 26, 2010.
During the fiscal years ended December 31, 2008 and December 31, 2009 and the subsequent interim period through March 3, 2010, the date of the filing of an amendment on 8-K regarding the dismissal of Price Waterhouse & Co. S.R.L., we had (i) no disagreements with Price Waterhouse & Co. S.R.L. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, any of which that, if not resolved to Price Waterhouse & Co. S.R.L.’s satisfaction, would have caused it to make reference to the subject matter of any such disagreement in connection with its reports for such years and interim period and (ii) no reportable events within the meaning of Item 304(a)(1)(v) of Regulation S-K.
Price Waterhouse & Co. S.R.L.’s reports on our consolidated financial statements for the fiscal years ended December 31, 2008 and December 31, 2009 do not contain any adverse opinion or disclaimer of opinion, nor are qualified or modified as to uncertainty, audit scope, or accounting principles.
In accordance with Item 304(a)(3) of Regulation S-K, the we furnished a copy of the above disclosures to Price Waterhouse & Co. S.R.L. and requested that Price Waterhouse & Co. S.R.L. provide a letter addressed to the SEC stating whether or not it agrees with the statements made above. A copy of such letter is filed as Exhibit 16.1 to the Company’s Form 8-K/A filed March 3, 2010 and is incorporated herein by reference.
During the fiscal years ended December 31, 2008 and December 31, 2009 and the subsequent interim period through March 3, 2010, neither we nor anyone on our behalf has consulted with Deloitte regarding (i) the application of accounting principles to a specific transaction, either completed or proposed, (ii) the type of audit opinion that might be rendered on our financial statements, (iii) any matter that was the subject of a disagreement within the meaning of Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or (iv) any reportable event within the meaning of Item 304(a)(1)(v) of Regulation S-K.

Audit and Non-Audit Fees
The following is a description of the fees billed and to be billed to us by Price Waterhouse & Co. S.R.L. for the years ended 2009 and 2008.

	Year Ended December 31,
	2009	2008
Audit Fees	$966,544	$1,293,592
Audit-related fees	525	3,333
Tax fees	—	49,245
All other fees	3,030	11,560

Total	$970,099	$1,357,730

Audit Fees
Audit fees represent the aggregate fees billed to us by Price Waterhouse & Co. S.R.L. during the applicable fiscal year in connection with the annual audit of our consolidated financial statements, the audit of our internal control over financial reporting, Price Waterhouse & Co. S.R.L.’s review of our interim financial statements and Price Waterhouse’s review of our Annual Report on Form 10-K. Audit fees also include fees for services performed by Price Waterhouse & Co. S.R.L. that are closely related to the audit and in many cases could only be provided by our independent registered public accounting firm. Such services include consents related to SEC registration statements and certain reports relating to our regulatory filings.
Audit Related Fees
Audit related fees represent the aggregate fees billed to us by Price Waterhouse & Co. S.R.L. during the applicable fiscal year for assurance and related services reasonably related to the performance of the audit of our annual financial statements for those years.
Tax Fees
Tax fees represent the aggregate fees billed to us by Price Waterhouse & Co. S.R.L. during 2008 for tax compliance, tax planning and tax advice.
All Other Fees
All other fees represent the aggregate fees billed to us by Price Waterhouse & Co. S.R.L. during the applicable fiscal year for those permissible non-audit services that the audit committee believes are routine and recurring and would not impair the independence of the independent registered public accounting firm and are consistent with the Securities and Exchange Commission’s rules on auditor independence. In 2008 and 2009, these fees primarily relate to the cost of certain website and software access Price Waterhouse & Co. S.R.L. makes available to its customers.

Audit Committee Pre-Approval Policy
The audit committee’s policy is that all audit and non-audit services provided by its independent registered public accounting firm shall either be approved before the independent registered public accounting firm is engaged for the particular services or shall be rendered pursuant to pre-approval procedures established by the audit committee. These services may include audit services and permissible audit-related services, tax services and other services. Pre-approval spending limits for all services to be performed by the independent registered public accounting firm are established periodically by the audit committee, detailed as to the particular service or category of services to be performed and implemented by our financial officers. The term of any pre-approval is twelve months from the date of pre-approval, unless the audit committee specifically provides for a different period. Any audit or non-audit service fees that we may incur that fall outside the limits pre-approved by the audit committee for a particular service or category of services require separate and specific pre-approval by the audit committee prior to the performance of services. For each fiscal year, the audit committee may determine the appropriate ratio between the total amount of fees for audit, audit-related and tax and other services. The audit committee may revise the list of pre-approved services from time to time. In all pre-approval instances, the audit committee will consider whether such services are consistent with the SEC rules on auditor independence.
All of the 2008 and 2009 fees paid to Price Waterhouse & Co. S.R.L. described above were pre-approved by the audit committee in accordance with the Audit Committee Pre-Approval Policy.
THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF DELOITTE AS OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

HEADQUARTERS INFORMATION
Our headquarters are located at Tronador 4890, 8th Floor, Buenos Aires, Argentina, C1430DNN and the telephone number at that location is 011-54-11-5352-8000.
OTHER MATTERS
As of the date of this proxy statement, our board does not know of any matters to be presented at the 2010 Annual Meeting other than those specifically set forth in the Notice of 2010 Annual Meeting of Stockholders. If other proper matters, however, should come before the 2010 Annual Meeting or any adjournment thereof, the persons named on the enclosed proxy card intend to vote the shares represented by them in accordance with their best judgment in respect of any such matters.
STOCKHOLDER PROPOSALS FOR 2010 ANNUAL MEETING
A stockholder may present proper proposals for inclusion in our proxy statement and for consideration at the 2011 annual meeting of stockholders by submitting their proposals in writing to us in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2011 annual meeting of stockholders, our Corporate Secretary must receive the written proposal at our principal executive offices no later than December 29, 2010; provided, however, that in the event that we hold our 2011 annual meeting of stockholders more than 30 days before or after the one-year anniversary date of the 2010 Annual Meeting, we will disclose the new deadline by which stockholders proposals must be received under Item 5 of our earliest possible quarterly report on Form 10-Q or, if impracticable, by any means reasonably calculated to inform stockholders. In addition, stockholder proposals must otherwise comply with the requirements of Rule 14a-8 of the Exchange Act. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:
MercadoLibre, Inc.
Attn: Corporate Secretary
Tronador 4890, 8th Floor
Buenos Aires, Argentina, C1430DNN
Our bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders or nominate persons for election to our board at our annual meeting but do not intend for the proposal to be included in our proxy statement. Our bylaws provide that the only business that may be conducted at an annual meeting is business that is (1) specified in the notice of a meeting (or any supplement thereto) given by or at the direction of the chairman of the board or our board of directors, (2) otherwise properly brought before the meeting by the chairperson or by or at the direction of a majority of our board of directors, or (3) properly brought before the meeting by a stockholder entitled to vote at the annual meeting who has delivered timely written notice to our Corporate Secretary, which notice must contain the information specified in our bylaws.
To be timely, our Corporate Secretary must receive the written notice at our principal executive offices not earlier than 90 days and not later than 60 days before the anniversary of the date on which we first mailed our proxy materials for the prior year’s annual meeting of stockholders (i.e. between January 28, 2011 and February 27, 2011 for our 2011 annual meeting of stockholders). However, in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, in order to be timely, a proposal or nomination by the stockholder must be delivered not later than the later of (i) 90 days before the annual meeting or (ii) 10 days following the day on which public announcement of the date of such meeting is first made. The notice must satisfy the other requirements with respect to such proposals and nominations contained in our Bylaws. If a stockholder fails to meet the deadlines in Rule 14a-8 and our Bylaws or fails to comply with SEC Rule 14a-4, we may exercise discretionary voting authority under proxies we solicit to vote on any such proposal. Our Bylaws were filed with the Securities and Exchange Commission, or SEC, as an exhibit to our registration statement report on Form S-1 on May 11, 2007, which can be viewed by visiting our investor relations website at http://investor.mercadolibre.com and may also be obtained by writing to our Corporate Secretary at our principal executive office (Tronador 4890, 8th floor, Buenos Aires, Argentina, C1430DNN).
By order of the board of directors,
Marcos Galperín
President, Chief Executive Officer and
Chairman of the Board of Directors
April 28, 2010
Buenos Aires, Argentina